ASSET PURCHASE AGREEMENT

by and among

QUALCOMM INCORPORATED

and

QUALCOMM CANADA INC.
together as Purchaser,

INTEGRATED DEVICE TECHNOLOGY, INC.
as Parent Seller

and

IDT CANADA INC.
as Subsidiary Seller

Dated as of August 31, 2011

TABLE OF CONTENTS

 Page

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1

1.2	Interpretation	12

ARTICLE II	PURCHASE & SALE OF PURCHASED ASSETS	12

2.1	Purchased Assets	12

2.2	Excluded Assets	14

2.3	Assumed Liabilities	15

2.4	Retained Liabilities	16

2.5	Purchase Price; Payment of Purchase Price	17

2.6	Allocation of Purchase Price	18

2.7	Closing	18

2.8	Transfer Taxes	19

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	19

3.1	Organization and Qualification	19

3.2	Authority Relative to this Agreement	19

3.3	No Conflict	20

3.4	Required Filings and Consents	20

3.5	Financial Statements	20

3.6	Absence of Undisclosed Liabilities	20

3.7	Absence of Certain Changes or Events	21

3.8	Properties; Title	22

3.9	Intellectual Property	22

3.10	Contracts	32

3.11	Permits	33

3.12	Compliance with Laws	33

3.13	Claims and Proceedings	33

3.14	Employee Matters	34

3.15	Employee Benefits	36

3.16	No Finder	37

3.17	Affiliate Transactions	37

3.18	Environmental Matters	37

3.19	Insurance	38

3.20	No Significant Items Excluded	38

3.21	Taxes and Tax Returns	38

3.22	Solvency	39

3.23	Certain Business Practices	40

3.24	Disclosure	40

3.25	No Suspension or Debarment	40

3.26	Canadian Matters	40

3.27	Competition Act	40

3.28	Investment Canada Act	40

3.29	Silicon Optix	40

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	40

4.1	Organization and Qualification	41

4.2	Authority Relative to this Agreement	41

4.3	No Conflict	41

4.4	Required Filings and Consents	41

4.5	No Finder	41

ARTICLE V	COVENANTS	41

5.1	Conduct of Business	42

5.2	Corporate Examinations and Investigations	43

5.3	Employment Matters	43

5.4	No Shop	45

5.5	Notices of Certain Events	45

5.6	Certain Closing Certificates and Documents	46

5.7	Public Announcements	46

5.8	Confidentiality	46

5.9	Expenses	47

5.10	Consents, Filings and Authorizations; Efforts to Consummate	47

5.11	Required Contract Consents; Assignment of Contracts	48

5.12	Transfer of Equipment and Personnel	48

5.13	Commercial Relationship	48

5.14	Certain Transitional Matters	49

5.15	Employee Matters	49

5.16	Further Assurances	49

5.17	Seller’s Non-Compete	50

5.18	Tax Matters	50

5.19	Supplements to Disclosure Schedules	51

5.20	Patent Matters	51

5.21	Reconciliation	51

5.22	Touchdown/Reon and Vida Processors	52

5.23	Actions Regarding Off-the-Shelf Software	52

5.24	Electronic Transfer of Software Programs	52

ARTICLE VI	CONDITIONS TO CLOSING	52

6.1	Conditions to the Obligations of Seller and Purchaser	52

6.2	Conditions to Obligations of Seller	53

6.3	Conditions to Obligations of Purchaser	54

ARTICLE VII	TERMINATION; EFFECT OF TERMINATION	56

7.1	Termination of Agreement	56

7.2	Effect of Termination; Right to Proceed	57

ARTICLE VIII	SURVIVAL; INDEMNIFICATION	57

8.1	Survival of Representations and Warranties	57

8.2	Indemnification by Seller	58

8.3	Indemnification by Purchaser	58

8.4	Notice of Claims	59

8.5	Limitation of Claims	59

8.6	Indemnification Escrow	61

8.7	Objections to Claims	61

8.8	Resolution of Conflicts	62

8.9	Third-Party Claims	62

8.10	Survival of Indemnification Claims	63

8.11	Tax Effect of Indemnification Payments	64

8.12	Effect of Investigation	64

8.13	Remedies	64

ARTICLE IX	GENERAL	64

9.1	Notices	64

9.2	Severability; Parties in Interest	65

9.3	Assignment; Binding Effect; Benefit	65

9.4	Incorporation of Exhibits	65

9.5	Governing Law	65

9.6	Waiver of Jury Trial	66

9.7	Headings; Interpretation	66

9.8	Counterparts; Facsimiles	66

9.9	Entire Agreement	66

9.10	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies	66

9.11	Specific Performance; Preservation of Remedies	66

9.12	Attorneys’ Fees	66

EXHIBITS

Exhibit A	Escrow Agreement

Exhibit B	Form of License Agreement

Exhibit C	Retained Rights

Exhibit D	Form of Transition Services Agreement

Exhibit E	Form of Tripartite Mutual Termination and Transfer Agreement

Exhibit F	Form of Assignment and Assumption Agreement

Exhibit G	Form of Bill of Sale

Exhibit H	Form of Patent Assignment

Exhibit I	Form of Trademark Assignment

Exhibit J	Form of Toronto Sublease Agreement

Exhibit K	Form of Montreal Sublease Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of August 31, 2011 by and among QUALCOMM Incorporated, a Delaware corporation (the “Parent Purchaser”), Subsidiary Purchaser, Integrated Device Technology, Inc., a Delaware corporation (the “Parent Seller”), and Subsidiary Seller.

RECITALS

Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, free and clear of all Liens other than the Assumed Liabilities and the Permitted Exceptions, all of Seller’s right, title and interest in and to all of the Purchased Assets (the “Acquisition”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  As used herein, the following terms shall have the following meanings:

 “ACM’s” means asbestos-containing materials.

“Acquired Patents” has the meaning given to such term in Section 3.9(b)(i).

“Acquired Proprietary Rights” has the meaning given to such term in Section 2.1(h).

“Acquired Technology” has the meaning given to such term in Section 2.1(i).

“Acquisition” has the meaning given to such term in the Recitals.

“Acquisition Proposal” has the meaning given to such term in Section 5.4(a)(i).

“Additional Transferred Patents” has the meaning given to such term in Section 3.9(b)(i).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement.

“Approval” has the meaning given to such term in Section 3.2.

“Asserted Liability” has the meaning given to such term in Section 8.4.

“Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, rights, claims, goodwill, interests and assets of every kind and description, real, personal or mixed, tangible and intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of any Person.

“Assigned Contracts” has the meaning given to such term in Section 2.1(e).

“Assignment and Assumption Agreement” has the meaning given to such term in Section 2.5(d).

“Assumed Liabilities” has the meaning given to such term in Section 2.3.

“Automatically Transferred Employees” means those Business Employees of Seller and its Subsidiaries who are employed in Quebec and whose employment transfers to Purchaser at the Closing automatically by operation of Law.

“Bank Act” means Bank Act of Canada (S.C. 1991, c. 46).

“Bankruptcy Exception” has the meaning given to such term in Section 3.2.

“Benefit Plans” means all employee benefit plans as defined in Section 3(3) of ERISA under which any Transferred Employee has any right to benefits and all other employee benefit arrangements, obligations, customs, or practices (including to a payroll practice), whether or not subject to ERISA, to provide benefits, other than salary, in respect of services rendered, to Transferred Employees, including employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, repatriation or expatriation benefits, work permits, visas, salary continuation, disability, consulting or other compensation arrangements, workers’ compensation, deferred compensation, bonus, stock option, stock appreciation, stock purchase, phantom stock, or other equity right, hospitalization, medical, dental or vision benefits or insurance, life insurance, tuition reimbursement or scholarship programs, fringe benefits, cafeteria plan benefits and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of the Business of Seller maintained by Seller for the benefit of Transferred Employees, any Subsidiary or an ERISA Affiliate or to which Seller, any Subsidiary, or an ERISA Affiliate has contributed or is or was obligated to make payments or has any Liability.

“Bill of Sale” has the meaning given to such term in Section 6.3(g)(viii).

“Books and Records” means all information in any form primarily relating to the Purchased Assets and the Business.

“Business” means the design, development, sale, marketing, use, import, maintenance or support of the Business Products, and shall include all of Seller’s rights, title and interest to the Assets previously acquired by Seller from Silicon Optix.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in California or Ontario, Canada are authorized or obligated by applicable Law or executive Order to close or are otherwise generally closed.

“Business Employee” means any individual employed by Seller (including former Silicon Optix employees) or one of its Subsidiaries who is primarily engaged in the conduct of the Business, including the design, development and marketing of the Business Products, as of the date hereof, and includes the Key Employees, and in each case is set forth on Schedule 1.1(a).

“Business Products” means products in Seller’s Hollywood Quality Video (“HQV”) and Frame Rate Conversion (“FRC”) product lines, as set forth on Schedule 1.1(b).

“Bylaws” means the bylaws, or other similar corporate document (including articles of incorporation, where applicable), of Parent Seller and each Subsidiary Seller, each as amended to the date hereof.

"Canadian Assets" means all of the Purchased Assets used wholly or partly to carry on the Business in Canada other than the Acquired Proprietary Rights and Acquired Technology.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Certificate of Incorporation” means the certificate of incorporation, or other similar charter document or constating document, of Parent Seller and each Subsidiary Seller, each as amended to the date hereof.

“CIPO” means the Canadian Intellectual Property Office.

“Claim” has the meaning given to such term in Section 3.13(a).

“Closing” has the meaning given to such term in Section 2.7.

“Closing Date” has the meaning given to such term in Section 2.7.

“COBRA” has the meaning given to such term in Section 3.15(e).

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

 “Confidentiality Agreement” has the meaning given to such term in Section 5.8.

“Contract” means all legally binding agreements, whether oral or written, including contracts, contract rights, commitments, undertakings, orders, leases, guarantees, warranties and representations, franchises benefiting or relating to the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Business and all renewals, replacements and substitutions therefore, in each case that is necessary for the conduct of and that are primarily used or primarily held for use in the Business.

“Copyrights” has the meaning given to such term in Section 3.9(a)(i).

“Damages” has the meaning given to such term in Section 8.2(a).

“Due Diligence Period” has the meaning given such term in Section 5.2.

“Environmental Law” means any Law of any applicable federal, state, provincial, local or foreign jurisdiction (including all Permits issued pursuant to such Laws) relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment or natural resources, including, by way of example and not by way of limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act (“RCRA”), CERCLA, the Toxic Substances Control Act (“TSCA”), the Environmental Protection Act (Ontario) ("OEPA") and the Emergency Planning and Community Right-to-Know Act, each as may be amended from time to time, and any successor thereto.

“Environmental Permits” means those Permits required to be obtained by Seller under Environmental Laws in connection with its Business or the use and operation of the Purchaser Assets owned or leased by Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Affiliate” means any trade or business which is or has been treated as a single employer with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means US Bank National Association (or such other Persons as may hereafter by reasonably acceptable to Parent Purchaser and Parent Seller).

“Escrow Agreement” means the Escrow Agreement by and among Parent Purchaser, Parent Seller and Escrow Agent of even date herewith in the form set forth in Exhibit A.

“Escrow Period” means the twenty-four (24) month period from and immediately after the Closing Date.

“Escrow Release Date” means a date no later than five (5) Business Days after the expiration of the Escrow Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Contracts” has the meaning given to such term in Section 2.2(e).

“Excluded Tangible Property” has the meaning given to such term in Section 2.2(f).

“Field” has the meaning given to such term in Section 5.13.

"Financials" has the meaning given to such term in Section 3.5.

“Foreign Plan” has the meaning given such term in Section 3.15(h).

“Form 8594” means  IRS Form 8594: Asset Acquisition Statement under Section 1060, including any required amendments or supplements thereto.

“FRC” has the meaning set forth in the definition of “Business Products”.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorities” means all agencies, authorities (including taxing authorities), bodies, tribunals, bureau, boards, commissions, courts, minister, governor in council, cabinet, commissioner, instrumentalities, legislatures and offices of any nature whatsoever of any government, stock exchange, quasi-governmental unit or political subdivision, whether foreign, federal, state, provincial, county, district, municipality, city or otherwise.

“HIPAA” has the meaning given to such term in Section 3.15(e).

“HQV” has the meaning set forth in the definition of “Business Products”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means any improvements, enhancements, changes, modifications or derivative works.

“Indemnification Escrow Amount” has the meaning given to such term in Section 8.6(a).

“Indemnification Escrow Fund” has the meaning given to such term in Section 8.6(a).

“Indemnified Party” has the meaning given to such term in Section 8.4.

“Indemnifying Party” has the meaning given to such term in Section 8.4.

“Insurance Policies” means all insurance policies, fidelity and surety bonds and fiduciary liability policies covering the Purchased Assets..

“Inventory” means consumable inventory, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies that are necessary for the conduct of and that are primarily used or primarily held for use in the Business.

“IRS” means the United States Internal Revenue Service.

“Issued Patents” has the meaning given to such term in Section 3.9(a)(ii).

“Key Employees” means the Business Employees set forth on Schedule 1.1(c).

“Knowledge” means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by James Goel, Louie Lee, Jeff Lukanc, Derry Murphy, Ji Park, Richard Crowley, Ted Tewksbury and/or Tom Kao or, if exercising reasonable care, each such individual would be expected to discover or become aware of that fact or matter in the course of carrying out his or her duties and responsibilities on behalf of Seller.

“Laws” means any federal, state, provincial, foreign, municipal, or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority.

“Liabilities Representation” has the meaning given to such term in Section 8.1.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

 “License Agreement” means a license agreement by and between Parent Seller and Parent Purchaser in substantially the form set forth in Exhibit B.

“Licensed IP” has the meaning set forth in Section 3.9(a)(iii).

“Licensed Technology” has the meaning set forth in Section 3.9(a)(iv).

“Lien” means any mortgage, hypothec, prior claim, lien (statutory or otherwise, including mechanics, warehousemen, laborers and landlords liens), Bank Act security, claim, pledge, charge, community property interest, condition, equitable interest, right-of-way, easement, encroachment, servitude, security interest, preemptive right, right of first refusal, right of first negotiation, or similar restriction or right, option, judgment, title defect or encumbrance of any kind, whether accrued, contingent, absolute, or otherwise.

“Material Adverse Effect” means, with respect to Seller, any change in or effect on the Business that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the Business, Purchased Assets, Licensed IP, the Licensed Technology, Proprietary Rights owned by Seller and licensed to Purchaser pursuant to the License Agreement and Assumed Liabilities, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) the public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of Seller with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Seller has any relationship in connection with the Business or the Purchased Assets; (b) conditions affecting the industries in which Seller operates or operated the Business, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where Seller operates the Business, but only to the extent that such changes or conditions do not have a disproportionate adverse effect on Seller as compared to other businesses in the industries in which it operates; (c) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Purchaser; (d) any change in GAAP or applicable Laws (or interpretation thereof); or (e) the effect of any changes arising in connection with any acts of God, calamities, acts of war, terrorism or military action or the escalation thereof, national or international political or social conditions.

"Materials Inventory" means raw material, work in process and finished goods held by Seller, Seller's subcontractors and by Seller's distributors in the case of finished goods, in each case, solely with respect to Touchdown Processors.

"Materials Inventory Amount" has the meaning set forth in the definition of “Seller Materials Inventory Certificate.”

“Montreal Sublease Agreement” has the meaning given to such term in Section 6.2(d)(vii).

“Moral Right” has the meaning given to such term in Section 3.9(a)(v).

“Multiemployer Plan” means any multiemployer plan as defined in Section 3(37) of ERISA or a plan subject to Section 413(b) and (c) of the Code, to which Seller or an ERISA Affiliate has contributed or is or was obligated to make payments, in each case with respect to any Transferred Employee.

“Non-Transferring Employees” means the Business Employees who do not become employees of Purchaser (or any Subsidiary Purchaser) in connection with the transactions contemplated by this Agreement.

“Notice of Claim” has the meaning given to such term in Section 8.4.

“OEPA” has the meaning set forth in the definition of Environmental Law.

“Off-the Shelf Software” has the meaning given to such term in Section 3.9(a)(vi).

“OHSA” has the meaning given to such term in Section 3.14(h).

“Open License Terms” has the meaning given to such term in Section 3.9(a)(x).

“Orders” has the meaning given to such term in Section 3.12.

“Parent Purchaser” has the meaning given to such term in the preamble of this Agreement.

“Parent Seller” has the meaning given to such term in the preamble of this Agreement.

“Party” means the Parent Seller, the Subsidiary Seller, the Parent Purchaser or the Subsidiary Purchaser, individually as the context so requires , and the term “Parties” means collectively, Parent Seller, Subsidiary Seller, Parent Purchaser and Subsidiary Purchaser.

“Patent Applications” has the meaning given to such term in Section 3.9(a)(viii).

“Patents” has the meaning given to such term in Section 3.9(a)(vii).

“PCB’s” means polychlorinated biphenyls.

“Pension Plan” means a Benefit Plan that is an employee pension benefit plan as defined in Section 3(2) of ERISA.

“Permits” means all permits, licenses, approvals, franchises, grants, qualifications, variances, permissive uses, accreditations, certificates, certifications, establishment registrations or easements issued by a Governmental Authority.

“Permitted Exceptions” means Permitted Liens and the rights and limitations described in detail on Schedule 1.1(d).

“Permitted Liens” means Liens for (i) Taxes, assessments and other governmental fees or other charges not yet due and payable; (ii) zoning, entitlement, building and other land use and similar Laws or regulations imposed by any Governmental Authority having jurisdiction over such parcel which have not been violated and are not violated by the current use and operation thereof; and (iii) easements, covenants, conditions, restrictions and other similar matters of record with respect to any Real Property that would not impair the use or occupancy of such parcel in the operation of the Business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, unlimited liability company, joint stock company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act, together with the rules and regulations promulgated thereunder), trust, association, joint venture, entity or Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Prepaid Expenses” as of any date means payments made by Seller primarily related to the Purchased Assets or its Business, which constitute prepaid expenses in accordance with GAAP.

“Proprietary Rights” has the meaning given to such term in Section 3.9(a)(ix).

“Public Software” has the meaning given to such term in Section 3.9(a)(x).

“Purchase Price” has the meaning given to such term in Section 2.5(a).

“Purchase Price Allocation” has the meaning given to such term in Section 2.6.

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Purchaser” means, collectively, the Parent Purchaser and the Subsidiary Purchaser.

“Purchaser Indemnitees” has the meaning given to such term in Section 8.2(a).

“RCRA” has the meaning set forth in the definition of “Environmental Law”.

“Real Property” means all real or immovable property that is owned, leased or used by Seller for the use or benefit of Seller or that is an asset of Seller, in each case that is necessary for the conduct of and that is primarily used or primarily held for use with the Business.

“Real Property Leases” has the meaning given to such term in Section 3.8(b).

“Reference Design Platforms” has the meaning given to such term in Section 5.13.

“Registered Copyrights” has the meaning given to such term in Section 3.9(a)(xi).

“Registered Trademarks” has the meaning given to such term in Section 3.9(a)(xii).

“Regulated Substances” means any substance defined, regulated or prohibited under Environmental Laws, because of its toxic, hazardous or deleterious characteristics, including hazardous waste, as defined pursuant to RCRA, hazardous substances, as defined pursuant to CERCLA, toxic substances as defined under TSCA, hazardous materials, as defined under the Hazardous Materials Transportation Act, contaminants as defined under the OEPA, petroleum and its fractions, ACM’s and PCB’s.

“Related Software” has the meaning given to such term in Section 3.9(a)(x).

“Reon and Vida Processors” means Seller’s Reon-VX Video processors and HQV Vida video processors, in each case, as such Reon and Vida processors exist as of the Closing Date and minor Improvements mutually agreed by the Parties in writing, other than minor Improvements for purposes of implementing manufacturing yield improvements, which shall not require Purchaser’s consent for Seller to implement.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants, independent contractors and other agents.

“Required Contract Consents” has meaning given to such term in Section 3.10(b).

“Retained Liabilities” has the meaning given to such term in Section 2.4.

“Retained Rights” means the non-exclusive rights retained by Seller under certain of the Acquired Proprietary Rights, as set forth in Exhibit C attached hereto.

“Security Right” means, with respect to any security, any option, warrant, subscription right, preemptive right, other right or privilege (whether by Law, preemptive or contractual), proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer’s governing documents or constating documents, or by agreement.

“Selected Patents” has the meaning given to such term in Section 3.9(b)(i).

“Seller” means, collectively, the Parent Seller and the Subsidiary Seller.

“Seller Debts” means, in each case, solely to the extent that any of the Purchased Assets is bound by any of the following: (i) money borrowed by Seller from any Person; (ii) any indebtedness of Seller arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of Seller arising under purchase money obligations or representing the deferred purchase price of property and services (other than accounts payable and current trade payables incurred in the ordinary course of Seller’s Business); (iv) any Liability of Seller under any guaranty, letter of credit, performance credit, bankers’ acceptances, or other agreement having the effect of insuring a creditor against loss; or (v) all indebtedness of others referred to in paragraphs (i) through (iv) above guaranteed by Seller.

“Seller Disclosure Schedules” has the meaning given to such term in Article III.

“Seller Employee Plans” has the meaning given to such term in Section 3.15(a).

“Seller Indemnitees” has the meaning given to such term in Section 8.3(a).

“Seller Licensed Proprietary Rights” has the meaning given to such term in Section 3.9(a)(xiii).

“Seller Licensed Technology” has the meaning given to such term in Section 3.9(a)(xiv).

“Seller Materials Inventory Certificate” means a certificate executed by the Chief Financial Officer of the Seller, dated as of the Closing Date, certifying on behalf of the Seller an itemized list of Seller's cost of all Materials Inventory as of the close of business on the day immediately prior to the Closing Date (the "Materials Inventory Amount").

“Seller Proprietary Rights” has the meaning given to such term in Section 3.9(a)(xv).

“Seller Software” has the meaning given to such term in Section 3.9(d)(vi).

“Seller Source Code” has the meaning given to such term in Section 3.9(a)(xvi).

“Seller Vacation Certificate” means a certificate executed by the Chief Financial Officer of the Seller, dated as of the Closing Date, certifying on behalf of the Seller the aggregate amount of all Transferred Employee Liabilities as of the close of business on the day immediately prior to the Closing Date (the “Vacation Amount”).

“Silicon Optix” means Silicon Optix, Inc., a Delaware corporation.

“Silicon Optix Canada” means Silicon Optix Canada, Inc., an Ontario corporation.

“Software Programs” means any software, middleware, firmware, database or program owned by Seller or purported to be owned by Seller, in both source code and object code forms that are necessary for the conduct of and primarily used or primarily held for use in the Business, as listed on Schedule 1.1(e).

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to Seller, any corporation, partnership, limited partnership, limited liability company, unlimited limited liability company, limited liability partnership, joint venture or other legal entity of which Seller (either alone or through or together with any other subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests.

“Subsidiary Purchaser” means QUALCOMM Canada, Inc.

“Subsidiary Seller” means IDT Canada Inc.

“Tangible Personal Property” means all structures, machinery, equipment, tools, furniture, fixtures and equipment (including fixed machinery and fixed equipment), computer hardware, supplies, materials, leasehold improvements, automobiles, computing and telecommunications equipment and other items of tangible personal property (other than Inventory), of every kind owned or leased (wherever located and whether or not carried on Seller’s books), in each case that is necessary for the conduct of and that is primarily used or primarily held for use in the Business.

“Tax Audit” means any examination, investigation, audit, Claim or proceeding relating to Taxes conducted or initiated by a Governmental Authority.

“Tax Deficiency” has the meaning given to such term in Section 3.21(c).

“Tax Return” means any and all returns, reports, statements, forms, declarations, elections, notices, designations, filings or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Taxes” means: (i) any and all taxes imposed or administered by any Governmental Authority or taxing authority, including taxes on, measured by, or with respect to income, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, government pension plan and employment insurance premiums or contributions, or net worth; taxes in the nature of excise, withholding, ad valorem, stamp, transfer, land transfer, sales, goods and services, harmonized sales, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges and (ii) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i).

“Technology” has the meaning given to such term in Section 3.9(a)(xvii).

“Third-Party Claims” has the meaning given to such term in Section 8.4.

“Timing Controller” means any portion of an integrated circuit, product or application, the function of which is to generate control signals, synchronization signals, and/or clock signals (independently or in conjunction with other circuitry or devices) required for interfacing to a display panel of any kind (LCD panels, TV panels, etc.). Timing Controller shall include any circuitry or functionality for processing of the type that is used for bit compensation for the purpose of adjusting contrast and brightness, color compensation, overdrive compensation, line brightness compensation, plane brightness compensation, response time compensation, dithering such as 10 bit to 8 bit, or 12 bit to 8 bit conversion, frame buffering and similar panel-glass specific characteristics.

“Touchdown Processors” means Seller’s FRC video processors code-named Touchdown and more specifically identified as part numbers VHD1200ZBHG479, VHD2400ZBLG479, VHD2400ZBBHG479, VHD1200ZDBHG479, VHD2400ZDBHG479, in each case, as such Touchdown Processors exist as of the Closing Date and minor Improvements mutually agreed by the Parties in writing, other than minor Improvements for purposes of implementing manufacturing yield improvements, which shall not require Purchaser’s consent for Seller to implement.

“Toronto Sublease Agreement” has the meaning given to such term in Section 6.2(d)(vi).

“Trade Secrets” has the meaning given to such term in Section 3.9(a)(xviii).

“Trademarks” has the meaning given to such term in Section 3.9(a)(xix).

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Assignment and Assumption Agreement, the Patent Assignment, the Copyright Assignment, the Trademark Assignment, the License Agreement, the Bill of Sale, the Transition Services Agreement, the Tripartite Mutual Termination and Transfer Agreement, the Toronto Sublease Agreement and the Montreal Sublease Agreement.

“Transfer Taxes” means all federal, state, provincial, local or foreign sales, harmonized sales, use, transfer, real property transfer, mortgage recording, stamp duty, goods and services and other value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities.

“Transferred Employee Liabilities” means those Liabilities incurred or accrued as a result of the employment of a Transferred Employee with the Seller that solely relates to accrued vacation pay; provided, however, that in no event shall the amount of such Liabilities for any individual Transferred Employee not employed by Subsidiary Seller include the value of more than ten (10) days of vacation time.

“Transferred Employees” means (i) those Business Employees who accept Purchaser’s offer of employment pursuant to Section 5.3(a) and commence employment with Purchaser or any Subsidiary Purchaser and (ii) Automatically Transferred Employees.

“Transition Services Agreement” means the Transition Services Agreement by and between Parent Seller and Parent Purchaser, in the form set forth in Exhibit D.

“Tripartite Mutual Termination and Transfer Agreement” means the Tripartite Mutual Termination and Transfer Agreement by and among Qualcomm Wireless Semi Conductor Technologies Limited, Integrated Device Technology (Shanghai) Co., Ltd. and each of the Business Employees located in China, in the form set forth in Exhibit E.

“TSCA” has the meaning set forth in the definition of Environmental Law.

“USPTO” has the meaning given to such term in Section 3.9(a)(xii).

"Vacation Amount" has the meaning set forth in the definition of "Seller Vacation Certificate".

“Video Interface and Timing Business” means the design, development, sale, marketing, use, import, maintenance or support of Video Interface products and Timing Controller products.

 “Video Interface” means any portion of an integrated circuit, product or application, the function of which is to receive, transmit and/or sample (using a clock signal) raw or compressed digital or analog data streams containing/representing video and or still images. Video Interface shall not include any circuitry or functionality to process the content of the data stream, other than processing of the type that is required to comply with industry video interface standards existing as of the Effective Date (and evolutions of such standards) for video receivers and transmitters. Video Interface circuitry may also include a reverse function of transmitting a data stream containing video and or still images.

“Withholding Taxes” means any Taxes required to be withheld and paid by either of the Purchasers for the account of either of the Sellers with respect to the Purchase Price.

“Work” has the meaning given to such term in Section 3.9(a)(x).

1.2 Interpretation.  Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein.  All accounting terms defined in Section 1.1, and those accounting terms used in this Agreement not defined in Section 1.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

PURCHASE & SALE OF PURCHASED ASSETS

2.1 Purchased Assets.  Except for Seller’s Retained Rights and subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, at the Closing, Parent Seller (or Subsidiary Seller) shall sell, convey, transfer, assign and deliver to Parent Purchaser (or Subsidiary Purchaser, if so designated by Parent Purchaser), and Parent Purchaser shall purchase and acquire (and shall cause Subsidiary Purchaser, if so designated by Parent Purchaser, to purchase and acquire) from Parent Seller (or Subsidiary Seller), free and clear of all Liens other than the Permitted Exceptions, all of Parent Seller’s (or Subsidiary Seller) right, title and interest in and to the following Assets (collectively, the “Purchased Assets”):

(a) All Assets that were previously acquired by Seller or its respective Affiliates from Silicon Optix and its Affiliates, including as set forth on Schedule 2.1(a)(i), but excluding any Assets specified on Schedule 2.1(a)(ii);

(b) All Assets directly related to and primarily used in connection with the Seller’s HQV and FRC product lines as set forth on Schedule 2.1(b);

(c) All Tangible Personal Property, including Tangible Personal Property set forth on Schedule 2.1(c);

(d) All Seller Source Code;

(e) All of Seller’s rights under the Contracts that are set forth on Schedule 2.1(e) (the “Assigned Contracts”), including Seller’s rights and licenses in and to any Licensed Technology or Licensed IP under such Assigned Contracts and Seller’s possession of any such Licensed Technology;

(f) All Permits and Environmental Permits set forth on Schedule 2.1(f);

(g) All data, information, records, files, manuals, blueprints and other documentation, in each case, that are necessary for the conduct of and that are primarily used or held for use in the Business, including: (i) service and warranty records; (ii) technical and design notes, test cases and suites, test scripts, characterization data, studies, reports, correspondence and other similar documents and records, whether in electronic form or otherwise; (iii) all Books and Records; (iv) purchasing records and records relating to suppliers, (v) records and files primarily related to the prosecution and maintenance of the Acquired Proprietary Rights and (vi) subject to applicable Law, copies of all personnel records of all Transferred Employees; provided, however, that (1) with respect to any such books and records that also relate to or are also required for the operation of the assets and businesses retained by Seller, Seller may retain the originals of such books and records and deliver copies thereof to Purchaser, and (2) with respect to Tax Returns, Purchased Assets shall include only copies of Tax Returns required to be disclosed or shared pursuant to Section 5.18;

(h) All Patents (subject to Seller’s Retained Rights as set forth in Exhibit C) domain names and Trademarks set forth on Schedule 2.1(h), and all other Proprietary Rights (other than Patents, domain names and Trademarks) owned or purported to be owned by Seller that are necessary for the conduct of and that are primarily used or held for use in the Business, including such other Proprietary Rights in the Acquired Technology and Software Programs, and all transferable rights to sue or assert claims against or seek remedies against past, present or future infringements or misappropriation of any or all of such Proprietary Rights owned by or purported to be owned by Seller and rights of priority and protection of interests therein and to retain any and all amounts therefrom (collectively, the “Acquired Proprietary Rights”);

(i) All Technology, including Software Programs, owned or purported to be owned by Seller and that is necessary for the conduct of and that is primarily used or held for use in the Business (the “Acquired Technology”);

(j) All Prepaid Expenses and security deposits solely related to the Purchased Assets;

(k) All of the Assets related to immigration matters, including LCA’s and petitions previously filed, involving both Seller and any Transferred Employee; and

(l) All Claims, including warranty and product liability Claims, made or asserted against any Person primarily related to the Purchased Assets, whether arising out of actions or conditions occurring prior to, on, or after the Closing Date.

Subject to Seller’s rights pursuant to Section 5 of the License Agreement, promptly following the receipt of a written request from Purchaser following the Closing, Seller will use reasonable efforts to remove and delete from any Excluded Tangible Property all Purchased Assets and any information pertaining or related to Purchased Assets.

2.2 Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all Assets other than the Purchased Assets, including the following Assets (collectively, the “Excluded Assets”), shall not be part of the sale and purchase contemplated hereunder and shall remain the property of Seller after the Closing:

(a) All minute books and corporate seals of Seller;

(b) The capital stock or other equity securities of Seller, whether held in treasury or otherwise;

(c) The consideration paid to Seller pursuant to this Agreement;

(d) (i) Originals of all personnel records and (ii) originals of all other records that Seller is required by Law to retain in its possession;

(e) All Contracts not expressly assigned to and assumed by Purchaser pursuant to  Section 2.1(e) (the “Excluded Contracts”);

(f) All structures, machinery, equipment, tools, furniture, fixtures and equipment (including fixed machinery and fixed equipment), computer hardware, supplies, materials, leasehold improvements, automobiles, computing and telecommunications equipment and other items of tangible personal property, of every kind owned or leased wherever located and whether or not carried on Seller’s books other than as set forth in Section 2.1(c) (the “Excluded Tangible Property”);

(g) All Benefit Plans and any assets of such Benefit Plans, including the rights, title and interests of Seller and its Subsidiaries in any (i) assets of a defined benefit or defined contribution retirement plan and (ii) assets of a non-qualified deferred compensation plan;

(h) All human resources documents related to any Non-Transferring Employee;

(i) All Tax identification numbers, Tax Returns and Tax refunds;

(j) All Real Property Leases;

(k) All cash, cash equivalents on hand or in bank accounts and short term investments;

(l) All products that are not Business Products;

(m) The Reon and Vida Processors, other than any Acquired Proprietary Rights and any Acquired Technology related to such products;

(n) All Inventory; and

(o) All Proprietary Rights owned or purported to be owned by Seller that are not Acquired Proprietary Rights (including the Seller Licensed Proprietary Rights).

2.3 Assumed Liabilities.  Except for the Assumed Liabilities and subject to the Permitted Exceptions, (i) Seller shall transfer the Purchased Assets to Parent Purchaser (or Subsidiary Purchaser, if so designated by Seller) on the Closing Date free and clear of all Liens other than the Permitted Exceptions, and (ii) except as set forth in this Section 2.3, Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any Liabilities of Seller or any other Person.  Upon and subject to the terms and conditions of this Agreement (including the indemnification obligations of Seller set forth in Article VII), and subject to Section 2.4, Parent Purchaser (or Subsidiary Purchaser, if so designated by Purchaser) hereby assumes and agrees to pay, perform, and discharge when due the following (collectively referred to as the “Assumed Liabilities”):

(a) any Liability that arises out of or relates to the ownership, use or exercise of rights by Purchaser or any of its Affiliates of or under the Purchased Assets at any time after the Closing but excluding any Liability that arises out of or relates to the ownership, use or exercise of rights by Seller or any of its Affiliates of or under the Purchased Assets at any time on or prior to the Closing;

(b) any Liability that arises out of or relates to the sale, marketing, maintenance or support by Purchaser after the Closing of any products developed or produced using the Acquired Proprietary Rights, Acquired Technology, Licensed Technology or Licensed IP or any products incorporating the Acquired Proprietary Rights, Acquired Technology, Licensed Technology or Licensed IP and sold in the ordinary course of business by Purchaser after the Closing, provided that Purchaser shall not assume any Liabilities related to the sale or licensing by Seller of the Business Products after the Closing;

(c) any Liability under the Assigned Contracts that, by the terms of such Assigned Contracts, arises after the Closing, relates to periods following the Closing and are to be observed, paid, performed or discharged, as the case may be, in each case at any time after the Closing, provided that Purchaser shall not assume any Liability for breaches, defaults or non-performance by Seller under any Assigned Contract occurring prior to the Closing;

(d) any Liability that arises out of or relates to the use or exercise of rights by Purchaser, its Affiliates or their sublicensees of or under the Licensed IP or Licensed Technology at any time after the Closing;

(e) any Liability relating to the maintenance of the Real Property listed on Schedule 2.3(e) that either (i) by the terms of any sublease or assignment of such Real Property, arises after the Closing, relates to periods following the Closing and is to be observed, paid, performed or discharged, as the case may be, in each case at any time after the Closing or (ii) relates to normal wear and tear and may be satisfied by recourse to any security deposits on such Real Property; provided that Purchaser shall not assume any Liability for breaches, defaults or non-performance under any lease or sublease by Seller underlying any of the Real Property occurring prior to Closing or for maintenance of the Real Property with respect to repairs not in the ordinary course of business that do not primarily arise out of or relate to the ownership, use or exercise of rights by Purchaser or any of its Affiliates of or under the Real Property at any time after the Closing;

(f) (i) all Transferred Employee Liabilities, and (ii) any Liability that arises after the Closing with respect to Transferred Employees (but excluding Liabilities resulting from matters, facts or

(g) circumstances, other than length of service, accrued vacation or accrued severance, existing at, or prior to, Closing), including all severance and other amounts payable upon the termination of any Transferred Employee’s employment with Purchaser or any Affiliate of Purchaser or, solely with respect to Automatically Transferred Employees, with Seller or any Affiliate of Seller;

(h) any Liability of Purchaser incurred in connection with the performance of this Agreement, any Transaction Document or any other document executed in connection with the Acquisition, including expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the Acquisition, except as otherwise specifically provided in this Agreement, the Transaction Documents or any other document or instrument executed in connection with the Acquisition;

(i) any Liability for Taxes allocated to Purchaser pursuant to Section 2.8 or Section 5.18; and

(j) fifty percent (50%) of any Liability of Seller under the Contract set forth on Schedule 2.3(i) arising from or relating to the termination of such Contract in connection with the Closing other than any Liability with respect to the reimbursement of non-recurring engineering fees under such Contract, provided that any Liabilities assumed by Purchaser pursuant to this Section 2.3(i) shall not exceed $100,000.

2.4 Retained Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume, and shall have no liability for, any Liabilities, Taxes or Contracts of Seller, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities.  Notwithstanding Section 2.3 or any other provision contained herein, and regardless of whether any of the following may be disclosed to Purchaser or whether Purchaser may have actual knowledge of the same, Purchaser shall not assume, and Seller shall pay, perform, and discharge when due and remain exclusively liable for the following (collectively, the “Retained Liabilities”):

(a) any Liability that is not an Assumed Liability;

(b) any Liability of Seller with respect to the Excluded Assets, excluding any Liability that arises out of or relates to the use or exercise of rights by Purchaser, its Affiliates or their sublicensees of or under the Licensed IP after the Closing;

(c) any Liability of Seller under, or directly or indirectly relating to, any Environmental Law or Environmental Permit, excluding any Liability arising out of or related to Purchaser’s use or occupation of any Real Property after the Closing Date that is unrelated to matters, facts or circumstances existing at, prior to or as a consequence of Closing;

(d) any Liability of Seller for Taxes and any Taxes allocated to Seller pursuant to Section 5.18, but excluding any Taxes allocated to Purchaser pursuant to Section 2.8;

(e) any Liability of Seller, its Affiliates or ERISA Affiliates under the Benefit Plans, other than Transferred Employee Liabilities and Liabilities that transfer to Purchaser by operation of law with respect to Transferred Employees;

(f) any Liability of Seller for claims covered by Seller’s Insurance Policies arising out of any act or omission occurring or state of facts existing prior to the Closing, including workers’ compensation (including claims made in respect of any period during which Seller was a self-insurer), general liability, fire and property insurance policies, and any Liability of Seller for premiums which may

(g) be due or are payable under any such insurance policy;

(h) any Liability of Seller under any Contract of Seller other than the Assigned Contracts;

(i) any Liability of Seller under any Assigned Contract that arises after the Closing and that (i) arises out of or relates to a breach by Seller of such Contract occurring prior to the Closing or (ii) is attributable to obligations required, by the terms thereof, to be observed, paid, performed or discharged, as the case may be, in each case by Seller at any time on or prior to the Closing;

(j) other than as set forth in Section 2.3(f), any Liability (including severance payments, damages for wrongful dismissal and all related costs that become payable in connection with an employee’s termination of employment by Seller) incurred on or prior to the Closing which may be owed, or which has otherwise accrued (including all unused vacation time accrued), with respect to any employee or former employee of Seller or any of its Subsidiaries as of the Closing (or which relates to any period prior to Closing) under any policy of Seller or its Subsidiaries, as well as under any other employment, severance, retention or termination policy, Contract or Law in relation to any employee or former employee of Seller or any of its Subsidiaries or arising out of or relating to any employee or former employee grievance with respect to Seller or any of its Subsidiaries including all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Seller of the employment of any Business Employee who does not become a Transferred Employee;

(k) any Liability of Seller to any stockholder or Affiliate of Seller, including any Liability (i) relating to dividends, distributions, redemptions, or Security Rights with respect to any security of Seller and (ii) to distribute to any of Seller’s stockholders or otherwise apply all or any part of the Purchase Price;

(l) other than as set forth in Section 2.3(a) or Section 2.3(b), any Liability arising out of any Claims pending as of the Closing or arising out of any Claims commenced after the Closing and to the extent arising out of, or relating to, any occurrence or event happening prior to the Closing;

(m) any Liability of Seller incurred in connection with the performance of this Agreement, any Transaction Document or any other document executed in connection with the Acquisition, including expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the Acquisition, except as otherwise specifically provided in this Agreement, the Transaction Documents or any other document or instrument executed in connection with the Acquisition;

(n) any Liability for claims for injury, disability, death or workers’ compensation arising from or related to employment in the Business which occurred prior to the Closing Date; and

(o) any employment-related claims, penalties or assessments in respect of the Business arising out of matters, facts or circumstances which occurred on or prior to the Closing Date, in each case other than as set forth in Section 2.3(f).

2.5 Purchase Price; Payment of Purchase Price.

(a) The aggregate consideration for the Purchased Assets and Seller’s Business related thereto shall be the assumption of the Assumed Liabilities and Sixty Million Dollars ($60,000,000.00), less the Vacation Amount and the Materials Inventory Amount (collectively, the “Purchase Price”), subject to adjustment as set forth in this Agreement.

(b) At Closing, the applicable Purchaser shall pay to (A) the Parent Seller, the Parent Seller’s portion of the Purchase Price (as mutually agreed to by the Purchaser and Seller at the Closing) less (i) any Withholding Taxes deducted pursuant to Section 2.5(c) and (ii) the Indemnification Escrow Amount, and (B) the Subsidiary Seller, the Subsidiary Seller's portion of the Purchase Price (as mutually agreed to by the Purchaser and Seller at the Closing) less any Withholding Taxes deducted pursuant to Section 2.5(c), in each case via wire transfer of immediately available funds to an account of Parent Seller (or the Subsidiary Seller) which shall be specified by Parent Seller to Parent Purchaser no less than three (3) Business Days prior to the Closing.  At the Closing, Parent Purchaser shall transfer the Indemnification Escrow Amount via wire transfer of immediately available funds to an account specified by the Escrow Agent.

(c) Purchaser may deduct from the Purchase Price any Withholding Taxes required to be withheld and paid by Purchaser for the account of Seller with respect to the consideration; provided, however, (a) before making any such deduction or withholding, Purchaser shall give Seller notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a commercially reasonable period of time before such deduction or withholding is required, in order for Seller to obtain reduction of or relief from such deduction or withholding); (b) Purchaser shall cooperate with Seller to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding; and (c) Purchaser shall timely remit to the appropriate Governmental Authority any and all amounts so deducted or withheld and timely file all Tax Returns and provide to Seller such information statements and other documents required to be filed or provided under applicable Tax Law.  Purchaser shall provide Seller with evidence of payment to the appropriate taxing authorities of the withheld Withholding Taxes.  If for any reason the appropriate amount of Withholding Taxes is not withheld from the Purchase Price, such required Withholding Taxes not withheld shall remain Retained Liabilities despite such non-withholding.

(d) Purchaser shall execute and deliver an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit F (the “Assignment and Assumption Agreement”), evidencing the assignment by Seller of certain of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities.

2.6 Allocation of Purchase Price.  For a period of up to sixty (60) days following the Closing, the Purchaser and Seller agree to use commercially reasonable efforts to jointly prepare in good faith an allocation of the Purchase Price (including any Assumed Liabilities that are required to be treated as part of the Purchase Price for income tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder (and any other similar provision of state, local or foreign law, as appropriate) (the “Purchase Price Allocation”).  If the Purchaser and Seller agree on such Purchase Price Allocation in accordance with the provisions of this Section 2.6, they shall report the Purchase Price Allocation in the filing of all Tax Returns, including IRS Form 8594 and any supplemental or amended Form 8594 (and in the filing of any similar state, local or foreign Tax Returns), and shall take no position and cause their affiliates to take no position inconsistent with the Purchase Price Allocation for Tax purposes, unless otherwise required by applicable Law.

2.7 Closing.  The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement (the “Closing”) shall take place at 10:00 a.m., California time, at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego, CA 92121, on or prior to the third (3rd) Business Day after all of the conditions precedent to Closing hereunder shall have been satisfied or waived, or at such other date, time and place as the Parties shall mutually agree upon.  The date of the Closing shall be referred to as the “Closing Date.”  The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article VI hereof

2.8 and as may reasonably be required to effect the transfer by Seller of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition.  All events which shall occur at the Closing shall be deemed to occur simultaneously.

2.9 Transfer Taxes.  Other than Canadian Federal Goods and Services Tax (GST), Ontario Harmonized Sales Tax (HST), and Quebec Sales Tax (QST) imposed on the transfer of the Canadian Assets to Purchaser (which shall be paid 100% by Purchaser), each of Purchaser and Seller shall be responsible for 50% of any Transfer Taxes arising out of or in connection with the Acquisition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date hereof, except as specifically disclosed in a document of even date herewith and delivered by Seller to Purchaser referring to the representations and warranties in this Agreement (the “Seller Disclosure Schedules”).  Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the Closing Date (as if each such representation and warranty were made on the Closing Date), except as specifically disclosed in the Seller Disclosure Schedules as may supplemented pursuant to Section 5.19 herein; provided, however, that any supplements to such Seller Disclosure Schedules delivered by Seller after the date hereof and prior to Closing shall not modify Seller’s representations and warranties as of the date hereof.  The Seller Disclosure Schedules, including any supplements delivered pursuant to Section 5.19 herein, will correspond to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such specified schedule of the Seller Disclosure Schedules, including as may be supplemented, shall qualify only the corresponding subsection in this Article III (except to the extent that the relevance of such disclosure to other sections of the Seller Disclosure Schedules is readily apparent on its face from the content).

3.1 Organization and Qualification.  Parent Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate the properties of the Business and to carry on the Business as it is now being conducted.  Parent Seller is duly qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction where the properties of the Business owned, leased or operated by it or the operation of the Business makes such qualification necessary.

(a) Subsidiaries.  Subsidiary Seller is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to carry on the Business as now conducted, other than such exceptions as have not had and would not be reasonably expected to have a Material Adverse Effect.  Subsidiary Seller is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as have not had and would not be reasonably expected to have a Material Adverse Effect.  Section 3.1(a) of the Seller Disclosure Schedules sets forth a list of all Subsidiaries of Parent Seller that own any of the Purchased Assets or Proprietary Rights licensed to Purchaser pursuant to the License Agreement as well as the respective jurisdictions of organization of such Subsidiaries and Parent Seller’s (direct or indirect) percentage ownership interest therein.  The copies of the organization documents for Subsidiary Seller previously provided by Seller to Purchaser, including any amendments to each of the foregoing are true, complete and correct copies thereof.

(b) Certificate of Incorporation and Bylaws; Organization Documents.  The Certificate of Incorporation and Bylaws are in full force and effect.

3.2 Authority Relative to this Agreement.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary corporate action of the Parent Seller, Subsidiary Seller and the stockholders of Subsidiary Seller, and no other corporate proceedings or action on the part of Parent Seller or any Subsidiary Seller or any holders of the Seller’s capital stock or other security holders are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Acquisition (the “Approval”).  This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at Law or in equity) (the “Bankruptcy Exception”).

3.3 No Conflict.  The execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition and the transactions contemplated by the other Transaction Documents will not: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or any resolutions adopted by the board of directors or stockholders of Seller; (b) assuming that all filings and notifications described in Section 3.4 have been made, conflict with or violate any Law or Order applicable to the Business or by which any of the Purchased Assets, the Seller Licensed Technology (within the scope of the license granted under the License Agreement), the Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement), the Licensed IP, the Licensed Technology or the Business is bound or affected; or (c) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Exception) on any of the Purchased Assets, the Seller Licensed Technology (to the extent that it would adversely affect the scope of the license granted under the License Agreement), the Seller Licensed Proprietary Rights (to the extent that it would adversely affect the scope of the license granted under the License Agreement), the Assumed Liabilities or the Assigned Contracts pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

3.4 Required Filings and Consents.  The execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require (a) the consent of its stockholders or (b) any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority other than compliance with the applicable requirements of the HSR Act and the rules and regulations thereunder.

3.5 Financial Statements.  Statements setting forth Seller’s revenue and direct expenses attributable to the Business for each of Seller’s four fiscal quarters ending April 3, 2011 are set forth on Schedule 3.5 (the “Financials”).  The revenues and direct expenses set forth in the Financials were recognized in accordance with Seller’s historical revenue recognition and expense policies and practices.  Any allocations made by Seller and applicable to the expenses recorded on the Financials have been made and recorded on a systematic and rational basis.

3.6 Absence of Undisclosed Liabilities.  Except as set forth in the Financials, there are no

3.7 advance payments from Seller’s customers that are primarily related to any Purchased Assets that are individually or in the aggregate material to the Business.  There are no Seller Debts that constitute an Assumed Liability.

3.8 Absence of Certain Changes or Events.  Since April 3, 2011, Seller has conducted the Business in the ordinary course consistent with past practice and there has not been:

(a) Any change in the Business, or any event, occurrence or circumstance that would reasonably be expected to cause a Material Adverse Effect;

(b) Any event that would reasonably be expected to prevent or materially delay the performance of Seller’s obligations pursuant to this Agreement or the Transaction Documents and the consummation of the Acquisition;

(c) Any change by Seller in its accounting methods, principles or practices directly affecting the Business and the Purchased Assets;

(d) Except for changes in the ordinary course of the Business consistent with past practice or otherwise required by applicable Laws or the terms of any Contract or Benefit Plans, any material increase in the compensation or benefits of Business Employees or the establishment for the benefit of any Business Employee of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, incentive option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any Business Employee;

(e) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Business other than ordinary course wear and tear;

(f) Any incurrence of any Liability relating to the Business, except for current Liabilities incurred in the ordinary course of the Business consistent with past practice;

(g) Any transaction with respect to the purchase, acquisition, lease, sale, disposition or transfer of any Purchased Assets or to any material capital expenditure (in each case, other than in the ordinary course of Seller’s Business in accordance with past practice) or creation of any Lien, other than Permitted Exceptions, on any of the Purchased Assets;

(h) Permitted or allowed the Purchased Assets to be subjected to any Lien, except for Permitted Exceptions;

(i) Cancellation of any debt with respect to the Business or waiver of any claims or rights of substantial value with respect to the Business;

(j) Any material modification, termination, waiver or amendment in the terms or provisions of any Assigned Contract or Permit included in the Purchased Assets;

(k) Any disposition, transfer or grant to any Person of any of Seller’s rights to any Acquired Proprietary Rights, except for grants of non-exclusive licenses in the ordinary course of business of Seller;

(l) Any material personnel changes or employee turnover with respect to Business Employees;

(m) Any adverse change in Seller’s relations (in respect of the Business) with its customers, clients and suppliers that would reasonably be expected to cause a Material Adverse Effect;

(n) Any discharge or satisfaction of any Lien affecting any of the Purchased Assets, other than Permitted Exceptions, or payment of any material Liabilities that are Assumed Liabilities, other than in the ordinary course of the Business consistent with past practice, or failure to pay or discharge when due any Liabilities, the failure to pay or discharge of which has caused or will cause any actual damage or risk of loss to Seller; or

(o) Any Contract by Seller to do any of the foregoing.

3.9 Properties; Title.

(a) Section 3.8(a) of the Seller Disclosure Schedules sets forth a complete list and the location of all Real Property.  Seller has good and marketable title to the owned Real Property free and clear of all Liens, except Permitted Exceptions.  To the Knowledge of Seller, there are no proceedings, claims, or disputes affecting any Real Property that might interfere with the current use of Seller’s Real Property.  No proceeding is pending or, to Seller’s Knowledge, threatened for the taking, expropriation or condemnation of all or any portion of the Real Property. The Real Property is all of the real or immovable property owned, leased or used by Seller and primarily used in Seller’s Business. No Person other than Seller has any oral or written right to lease, sublease or otherwise occupy any portion of the Real Property.

(b) Seller possesses a good and valid interest in each leasehold estate relating to the Real Property and described on Section 3.8(b) of the Seller Disclosure Schedules (collectively, the “Real Property Leases”), free and clear of any Liens except for the Permitted Exceptions.  Each Real Property Lease is in full force and effect. No proceeding is pending or, to Seller’s Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under the Real Property Leases.  There is no brokerage commission or finder’s fee due from Seller and unpaid with regard to any of the Real Property Leases, or which will become due at any time in the future with regard to any Real Property Lease.

(c) The Real Property and the premises demised under the Real Property Leases are sufficient for the current operations of Seller’s Business, and such properties now being used by Seller in its Business, whether leased or owned, are in good working order, repair and operating condition, are without any structural defects other than minimal structural defects which do not affect the value or use of such properties and have been maintained in accordance with generally accepted industry practices.

(d) Seller has good and marketable title to all Tangible Personal Property.  A true, correct and complete list of all Tangible Personal Property with a book value of over $5,000 and the location of such Tangible Personal Property is set forth on Section 3.8(d) of the Seller Disclosure Schedules.  All Tangible Personal Property is free and clear of all Liens except for Permitted Exceptions.  The Tangible Personal Property now being used by Seller in its Business, whether leased or owned, is in good working order in all material respects, ordinary wear and tear excepted, and has been maintained in accordance with generally accepted industry practices.

3.10 Intellectual Property.

(a) Definitions.  For purposes of this Agreement, the following terms shall be defined as follows:

(i) “Copyrights” means all copyrights, semiconductor topography, integrated circuit topography, mask works and mask work rights, and applications for registration of any of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, Moral Rights, rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other rights accruing to the extent assignable by reason of international copyright, semiconductor topography and mask work conventions and treaties.

(ii) “Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the USPTO, CIPO and any other applicable Governmental Authority, including design patents and industrial design registrations.

(iii) “Licensed IP” means all Proprietary Rights licensed to Seller under Assigned Contracts.

(iv) “Licensed Technology” means the Technology provided to Seller under Assigned Contracts.

(v) “Moral Right” means collectively, rights of attribution and integrity, the right to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, including rights of paternity and integrity, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

(vi) “Off-the-Shelf Software” means any software (other than Public Software) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions for a one-time license fee less than $25,000 and that was obtained by Seller in the ordinary course of business.

(vii) “Patents” means the Issued Patents and the Patent Applications.

(viii) “Patent Applications” means all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures or records of invention filed with any Governmental Authority, applications for certificates of invention and priority rights, in any country and regardless of formal name, including substitutions, continuations, continuations-in-part, divisions, divisionals, renewals, revivals, reissues, re-examinations and extensions thereof and including design patent applications and industrial design patent applications.

(ix) “Proprietary Rights” means any and all of the following in any country: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, (iv) domain names, domain name registrations and social networking names and tags, (v) Copyrights, (vi) Trade Secrets, and (vii) all other intellectual property rights.

(x) “Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms.  The term “Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification or distribution of the Work (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or

(xi) with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, “Related Software”), any of the following:  (a) the making available of source code regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the express granting of a royalty-free license to any Person under Proprietary Rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) expressly imposes restrictions on future Patent licensing terms; or (e) the express obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages.  By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models:  (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website.  Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

(xii) “Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office, CIPO and any other applicable Governmental Authority.

(xiii) “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office (the “USPTO”), CIPO and any applicable Governmental Authority.

(xiv) “Seller Licensed Proprietary Rights” means certain Proprietary Rights that are owned by or purported to be owned by Seller, that are not included in the Acquired Proprietary Rights, and which are used in connection with the conduct of the Business.

(xv) “Seller Licensed Technology” means Technology (other than the Acquired Technology) that is owned by Seller or purported to be owned by Seller and that is used in connection with the conduct of the Business.

(xvi) “Seller Proprietary Rights” means the Acquired Proprietary Rights and the Seller Licensed Proprietary Rights.

(xvii) “Seller Source Code” means the source code of any algorithm, software, middleware, firmware or program (i.e., software code in its original, human readable, un-compiled, form), owned by Seller or purported to be owned by Seller that is necessary for the conduct of and primarily used in or held for use in the Business, including, the source code for each Business Product and Software Program and the source code listed on Schedule 3.9(a)(xvi).

(xviii) “Technology” means all tangible embodiments of Proprietary Rights whether in electronic, written or other media, including tangible embodiments of inventions disclosed in invention disclosures, data (including technical data), directories, software, middleware, firmware, database or programs in both source code and object code forms, technical documentation, specifications (including manufacturing and operations specifications), manufacturing, engineering and technical drawings, designs, schematics, diagrams, bills of material, build instructions, test reports, mask works,

(xix) integrated circuit topographies, design files, data sheets, reference designs, test vectors, algorithms, application programming interfaces, user interfaces, formulae, test vectors, net lists, photomasks, databases, lab notebooks, manuscripts, records, processes, prototypes, samples, studies, know-how, product trees, logs and access control mechanisms relating thereto.

(xx) “Trade Secrets” means all information, however documented, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, source code for computer software, databases, algorithms, structures and architectures and related processes, formulae, composition, improvements, devices, discoveries, concepts, and ideas.

(xxi) “Trademarks” means all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names for which registrations have been obtained and (iv) all goodwill associated with each of the foregoing.

(b) Disclosure of Certain Acquired Proprietary Rights.  Section 3.9(b) of the Seller Disclosure Schedules is a complete and accurate list of the following with respect to the Acquired Proprietary Rights:

(i) Disclosure of Patents.  Section 3.9(b)(i)(A) of the Seller Disclosure Schedules lists all of the Patents owned by or purported to be owned by Seller or any of its Affiliates and included in the Acquired Proprietary Rights (the “Acquired Patents”), setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed and a list of any filings or payment of fees that are due to any Governmental Authority during the ninety (90) day period following the Closing.  For the avoidance of doubt, the term “Acquired Patents” means and includes (i) the Patents listed in Section 3.9(b)(i)(A) of the Seller Disclosure Schedules and all foreign counterparts of such Patents (collectively, the “Selected Patents”) and (ii) all siblings (divisional, continuation, continuation-in-part, reexaminations, revivals, utility models, registrations, extensions, and reissues) of the Selected Patents issued by, or applied for with, any Governmental Authority in any country or jurisdiction (“Additional Transferred Patents”).

(ii) Disclosure of Trademarks and Domain Names.  Section 3.9(b)(ii)(A) of the Seller Disclosure Schedules lists (A) all of the Registered Trademarks, domain names and domain name registrations, social networking names and tags owned by or purported to be owned by Seller or any of its Affiliates which are included in the Acquired Proprietary Rights, setting forth in each case the jurisdictions in which Registered Trademarks and domain names and domain name registrations have been registered and applications for registration have been filed and a list of any filings or payment of fees that are due to any Governmental Authority during the ninety (90) day period following the Closing and (B) other Trademarks owned by or purported to be owned by Seller and used in connection with any Business Product or in the conduct of the Business.  Section 3.9(b)(ii)(B) of the Seller Disclosure Schedules lists all other Trademarks and all domain names licensed from third parties and used in connection with any Business Product or in the conduct of the Business.

(iii) Disclosure of Registered Copyrights and Software.  Section 3.9(b)(iii)(A) of the Seller Disclosure Schedules lists all of the Registered Copyrights owned by or purported to be owned by Seller or any of its Affiliates and included in the Acquired Proprietary Rights, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed and a list of any filings or payment of fees that are due to any Governmental Authority during the ninety (90) day period following the Closing, and Section 3.9(b)(iii)(B) of the Seller Disclosure Schedules lists all Software Programs.

(iv) Seller has made available to Parent Purchaser correct and complete copies of all registrations and applications for Registered Copyright, Registered Trademarks and Patents included in the Acquired Proprietary Rights, as amended to date, with all correspondence and file wrapper materials related thereto.

(c) Ownership of and Right to Use Proprietary Rights; No Encumbrances.  Seller is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Liens other than Permitted Exceptions, all right, title and interest in (i) all of the Seller Licensed Proprietary Rights and the Acquired Proprietary Rights, (ii) all Copyrights and other Proprietary Rights in the Software Programs, other Acquired Technology and the Seller Licensed Technology, and (iii) all Trade Secrets included in the Seller Licensed Proprietary Rights and the Acquired Proprietary Rights.  The Acquired Proprietary Rights, the Seller Licensed Proprietary Rights and the Licensed IP constitute all the Proprietary Rights currently used or held for use in the conduct of the Business as currently conducted.  Seller has the right and power to grant the licenses and other rights granted pursuant to the License Agreement, and there are no Contracts that would prevent Seller from granting any of the licenses or rights granted pursuant to the License Agreement, or that would prevent Seller from performing its obligations set forth in the License Agreement.

(d) Agreements Related to Seller Proprietary Rights and Licensed IP.  Section 3.9(d) of the Seller Disclosure Schedules is a complete and accurate list of the following types of Contracts:

(i) Disclosure of Outbound Licenses as to Business Products.  Section 3.9(d)(i) of the Seller Disclosure Schedules lists all Contracts pursuant to which Seller granted or is required to grant to any Person any right or license to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Business Product, with or without the right to sublicense the same, other than (A) Contracts listed in Section 3.9(d)(ii) of the Seller Disclosure Schedules and (B) Contracts for the sale of Business Products to customers in the ordinary course of business of Seller consistent with past practices that only grant a non-exclusive express license, an implied license under the first sale doctrine or exhaustion doctrine, or a non-exclusive license to embedded firmware or incorporated software, to such customers as a result of the customer’s purchase of Business Products (the “Business Product Sale Contract”).

(ii) Disclosure of Outbound Patent Licenses.  Section 3.9(d)(ii) of the Seller Disclosure Schedules lists all Contracts other than Business Product Sale Contracts, pursuant to which Seller granted or is required to grant to any Person any right under or license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any Acquired Patents, with or without the right to sublicense the same.

(iii) Disclosure of Inbound Patent Licenses.  Section 3.9(d)(iii) of the Seller Disclosure Schedules lists all Contracts pursuant to which any Person expressly granted or is expressly required to grant to Seller any right under or license to, any covenant not to assert/sue or other immunity from suit under or any other rights to any Patents that are used or practiced by Seller in connection with the conduct of the Business, with or without the right to sublicense the same, other than implied licenses

(iv) granted to Seller in connection with Contracts for the sale of products or components or the license of software to Seller in the ordinary course of business.

(v) Disclosure of Proprietary Rights Agreements.  Section 3.9(d)(iv) of the Seller Disclosure Schedules lists all Contracts (a) pursuant to which Seller granted any Person any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any Acquired Proprietary Rights (other than Patents), with or without the right to sublicense the same, other than non-exclusive licenses granted by Seller in Business Product Sale Contracts; (b) pursuant to which Seller is granted any license of or any covenant not to assert/sue or other immunity from suit under or other rights to any Proprietary Rights (other than Patents), with or without the right to sublicense the same, (other than licenses granted to Seller for Off-the-Shelf Software) and which Proprietary Rights are (x) used, practiced or otherwise exploited in, and are necessary for, the conduct of the Business, or (y) used in connection with, and necessary for, the developing, using, making or selling Business Products, including Proprietary Rights in Technology necessary for and included in the Business Products; (c) regarding joint development by Seller and a third party of any Business Products, Acquired Technology or Acquired Proprietary Rights; (d) by which Seller grants, granted or is required to grant any ownership right or title to any Acquired Proprietary Rights or by which Seller is assigned or granted an ownership interest in any Acquired Proprietary Rights other than agreements with employees and contractors that assign or grant to Seller ownership of Proprietary Rights developed in the course of providing services by such employees and contractors; (e) under which Seller granted or received an option or right of first refusal or right of first negotiation relating to the acquisition or license of any Acquired Technology and Acquired Proprietary Rights; (f) under which any Person (other than employees and contractors, of Seller) is granted any right to access Seller Source Code or to use Seller Source Code, including to modify or create derivative works of Business Products; (g) pursuant to which Seller has deposited or is required to deposit with an escrow agent or any other Person the Seller Source Code, Software Program or other Acquired Technology; and (h) limiting Seller’s ability to transact business in the field of the Business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Acquired Proprietary Rights or Business Products, including any covenant not to compete.

(vi) Royalties.  Except for payment for Off-the-Shelf Software, Seller has no obligation to pay any royalties, license fees or other amounts to any Person specifically for the use, license, exploitation, practice, sale or disposition of the Acquired Technology, the Seller Licensed Technology (within the scope of the license granted under the License Agreement) or the Acquired Proprietary Rights or the Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement) or the reproducing, making, using, selling, offering for sale, distributing or importing any Business Product.

(vii) Public Software.  Section 3.9(d)(vi)(A) of the Seller Disclosure Schedules is a complete and accurate list of: (i) each Software Program, Business Product, and any other software included in the Acquired Technology, Seller Licensed Technology or incorporated into or used for the development or production of a Business Product  (collectively, “Seller Software”) by name and version number that is Public Software or that is derived from in any manner (in whole or in part) or that links to, includes, forms any part of, relies on in order to function as intended, is distributed with, incorporates or contains any Public Software; (ii) a list of the Open License Terms applicable to each such Seller Software and Public Software and the Open License Terms or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); (iii) whether such Public Software has been distributed by Seller or only used internally by Seller; (iv) whether Seller has modified any such Public Software; and (v)  how Public Software is linked to or with or used within the Seller Software (e.g., dynamically, statically, etc.) and with what portion of the Seller Software the Public Software is linked or used.  Except as set forth in Section 3.9(d)(vi)(B) of the Seller Disclosure Schedules, Seller has not distributed any Public Software with, in whole or in part, any Seller

(viii) Software.  Seller is in compliance in all material respects with all Open License Terms applicable to any Public Software licensed to or used by Seller either as incorporated in Seller Software or otherwise in connection with the Business.  Seller has not received any written notice in connection with the Business alleging that Seller is in violation or breach of any Open License Terms.  Section 3.9(d)(vi)(C) of the Seller Disclosure Schedules sets forth a complete and accurate list of all software used, reproduce, modified or distributed by Seller that is a commercial version of software that is also available as Public Software.  To Seller’s Knowledge, (a) none of the inventions claimed in any of the Acquired Patents are practiced by any of the software described in Section 3.9(d)(vi) of the Seller Disclosure Schedule and (b) none of the inventions claimed in any of the Acquired Patents are practiced by or infringed by any other software that is Public Software.

(ix) No Breach.  Seller is not in breach of in any material respect, and to Seller’s Knowledge no other Person is in breach in any material respect of any Contract described in this Section 3.9(d) and since October 20, 2008, Seller has not received or sent any written notice of any such breach.

(e) No Third Party Rights in Acquired Proprietary Rights.

(i) No Challenges.  To Seller’s Knowledge prior to October 20, 2008 and without respect to Seller’s Knowledge since October 20, 2008, no Person has challenged or threatened to challenge in writing and no Person has asserted or threatened a claim or made a demand in writing, nor is there any pending proceeding, which would adversely affect (a) Seller’s right, title or interest in, to or under the Acquired Technology, the Acquired Proprietary Rights the Seller Licensed Technology (within the scope of the license granted under the License Agreement) or the Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement), (b) any Contract, license or and other arrangement under which Seller claims any right, title or interest under the Acquired Proprietary Rights or the Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement) or which restricts the use, manufacture, transfer, sale, delivery or licensing by Seller of any Acquired Proprietary Rights, Acquired Technology, any Business Products, the Seller Licensed Technology (within the scope of the license granted under the License Agreement) or the Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement), or (c) the validity, enforceability or claim construction of any Acquired Patents.

(ii) No Restrictions.  The Seller is not currently subject to any proceeding or outstanding decree, order, judgment or stipulation restricting the use, transfer or licensing of the Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement), Acquired Proprietary Rights by Seller or the use, manufacture, transfer, sale, importation or licensing of any Business Product, Acquired Technology or Seller Licensed Technology (within the scope of the license granted under the License Agreement).  There are no restrictions on Seller pursuant to any Contract between Seller and any other Person on the transferability, use, exploitation or ownership of any Acquired Technology, Acquired Proprietary Rights, Seller Licensed Technology (within the scope of the license granted under the License Agreement) or any Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement) or of the right to grant the licenses to the Seller Licensed Technology and the Seller Licensed Proprietary Rights within the scope of the license granted under the License Agreement.  To Seller’s Knowledge, there are no requirements imposed by any Governmental Authority that the Seller Licensed Technology (within the scope of the license granted under the License Agreement) or the Acquired Technology be manufactured substantially in any jurisdiction.  To Seller’s knowledge, there are no current proceedings or actions pending as of the date hereof before any court or tribunal (including the USPTO or equivalent Governmental Authority anywhere in the world) related to any of the Acquired Proprietary Rights.  Seller has not received written notice of any such proceeding or action.

(iii) No Infringement by Other Persons.  To Seller’s Knowledge, no Acquired Proprietary Rights have been infringed or misappropriated by any Person.  Since October 20, 2008, Seller has not brought or resolved any action, suit, claim or proceeding for infringement of any Acquired Proprietary Rights or breach of any license or other Contract involving the Acquired Proprietary Rights against any Person.

(iv) Copyrights and Trademarks.  Since October 20, 2008, and to Seller’s Knowledge prior to October 20, 2008, all Registered Copyrights, Registered Trademarks and domain names included in the Acquired Proprietary Rights (a) have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, (b) have not lapsed, expired or been abandoned and (c) to Seller’s Knowledge, no opposition, re-examination, cancellation, or invalidity proceedings have been commenced related thereto in any jurisdictions which such procedures are available.

(f) Patents.

(i) Proper Filing.  Since October 20, 2008, and to Seller’s Knowledge prior to October 20, 2008, all Acquired Patents have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, and have not lapsed, expired or been abandoned.  To Seller’s knowledge prior to October 20, 2008 and without respect to Seller’s Knowledge since October 20, 2008, Seller and its patent counsel have complied with their duty of candor and disclosure to the USPTO and any relevant foreign patent office with respect to all such Acquired Patents.  Seller has not made any and, to Seller’s Knowledge, Seller’s patent counsel has not made any misrepresentations in formal communications with the USPTO and any relevant foreign patent office with the prosecution or maintenance of any such Patent; provided that the foregoing does not guarantee that any Patents will issue from such Patent Applications.

(ii) No Challenges.  Since October 20, 2008, Seller has not received any written notice of any inventorship challenge, interference, opposition proceeding, invalidity or unenforceability with respect to the Acquired Patents and, to Seller’s Knowledge, no predecessor in interest prior to October 20, 2008 received any such written notice.  All Issued Patents comprising such Acquired Patents are, to Seller’s Knowledge, valid and enforceable.  Since October 20, 2008, all maintenance and annuity fees have been fully and timely paid, and all fees paid, during prosecution and after issuance of any such Acquired Patent have been paid in the correct amounts.

(g) No Infringement by Seller.  To Seller’s Knowledge, the Business Products, the Acquired Technology, the Seller Licensed Technology (as used by Seller in the conduct of the Business) and the conduct of the Business (including, the using, making or selling of Business Products) do not infringe any Patent rights of any Person.  Since October 20, 2008, and to Seller’s Knowledge prior to October 20, 2008, the Acquired Technology, the Seller Licensed Technology (as used by Seller in the conduct of the Business) and the conduct of the Business do not infringe or misappropriate any Proprietary Rights of any Person (other than Patent rights) or constitute unfair competition, an unfair trade practice or unlawful use of any Proprietary Rights of any Person.  Since October 20, 2008, no Person has asserted in writing or to Seller’s knowledge threatened a claim that any Business Product, the Seller Licensed Technology or the Acquired Technology (or the Proprietary Rights embodied in any the foregoing) or the Business infringes (directly or indirectly) or misappropriates the Proprietary Rights of such Person.   Since October 20, 2008, no Person has notified Seller in writing that Seller requires a license to any of Person’s Proprietary Rights and Seller has not received any unsolicited written offer to

(h) license (or any other notice of) any Person’s Proprietary Rights, in either case, relating to the Business Products, the Acquired Technology, the Seller Licensed Technology (as used by Seller in the conduct of the Business), or the conduct of the Business.  Seller has not obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding the Business or any Business Product.  Seller has identified to Parent Purchaser each such opinion done by Seller or its counsel.

(i) Trademarks. Since October 20, 2008, Seller has taken all commercially reasonable measures to protect and maintain the Trademarks included in the Acquired Proprietary Rights.

(j) Trade Secrets.  Since October 20, 2008, Seller has taken all commercially reasonable measures to protect and maintain the confidentiality of the material Trade Secrets currently included in the Acquired Proprietary Rights.  Seller has not disclosed any material Trade Secrets in which Seller has (or purports to have) any right, title or interest (or any tangible embodiment thereof) and that are included in the Acquired Proprietary Rights to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof, except as permitted by such agreement.  No Person that has received any Trade Secrets included in the Acquired Proprietary Rights from Seller has refused to provide to Seller, after Seller’s formal written request therefore, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(k) Employee and Contractor Agreements.  Except as set forth in Schedule 3.9(j):

(i) Employees.  Since October 20, 2008, all current and former employees of Seller, who are or were involved in, or who have contributed to, the creation or development of any Acquired Proprietary Rights, Acquired Technology or any Business Product have executed and delivered to Seller a written agreement  (containing no exceptions to or exclusions from the scope of its coverage applicable to the Business Products, the Acquired Proprietary Rights) regarding the protection of proprietary information and, subject to applicable Laws, the irrevocable assignment to Seller of any Proprietary Rights arising from services performed by such Persons.  To Seller’s Knowledge, no such employee is in violation in any material respect of any material term of any such agreement.

(ii) Contractors.  Since October 20, 2008, all current and former consultants and independent contractors to Seller who have contributed to the creation or development of any Acquired Proprietary Rights, Acquired Technology or any Business Product have executed and delivered to the applicable Seller a written agreement (containing no exceptions to or exclusions from the scope of its coverage applicable to the Business Products, the Acquired Proprietary Rights) regarding the protection of proprietary information and, subject to applicable Laws, the irrevocable assignment to Seller of any Proprietary Rights arising from services performed by such Persons.  Section 3.9(j)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list of consultants and independent contractors used by Seller since October 20,2008 in connection with the conception, reduction to practice, creation, derivation, development, or making of the Acquired Proprietary Rights, Acquired Technology or any Business Product.  To Seller’s Knowledge, no current or former consultant or independent contractor of Seller is in violation in any material respect of any material term of any such agreement.

(iii) Moral Rights.  Since October 20, 2008, all authors retained by Seller of any works of authorship in the Acquired Proprietary Rights, Acquired Technology and Business Products, whether as an employee, contractor or otherwise have irrevocably and in writing expressly waived their Moral Rights in such Acquired Proprietary Rights and have agreed to a covenant not to assert their Moral Rights, in each case, to the extent permitted by applicable Law or such authors prepared such works in jurisdictions that do not recognize Moral Rights.

(l) No Release of Source Code.  Since October 20, 2008, Seller has not, and to Seller’s Knowledge prior to the October 20, 2008 no other Person has, disclosed or delivered to any Person who is not an employee or contractor of Seller or such other Person, or permitted the disclosure or delivery to any escrow agent or other Person who is not an employee or contractor of Seller or such other Person, of the Seller Source Code.  Since October 20, 2008, no event has occurred that will require the disclosure or delivery to any Person who is not an employee or contractor of Seller of the Seller Source Code.

(m) No Viruses in Business Products.  Except with respect to demonstration or trial copies, to Seller’s Knowledge, no Business Product, Acquired Technology or Seller Licensed Technology (as currently used in the Business or licensed within the scope of the license granted under the License Agreement) currently contains any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(n) Business Products.

(i) Each Business Product manufactured and sold after October 20, 2008,  conforms and complies in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Business Product and with all applicable Laws.

(ii) Since October 20, 2008, a no customer or other Person has asserted in writing or threatened in writing to assert any claim against Seller under or based upon any other warranty for a Business Product.

(iii) Each Business Product manufactured and sold after October 20, 2008 is free of any material design defect or other material defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug that would not adversely affect in any material respect such Business Product.

(iv) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Seller in connection with the conduct of the Business since October 20, 2008 were performed in all material respects in accordance with the terms and requirements of all applicable warranties and the agreement related to such services and with all applicable Laws.

(v) To Seller’s Knowledge, since October 20, 2008, no product liability claims have been threatened, alleged or filed against Seller related to any Business Product.

(vi) Those certain electronic databases titled “td.tar.gz,” “gd.tar.gz” and “sland.tar.gz.” provided by Seller to Parent Purchaser on August 30, 2011 included a listing as of such date of the bugs, defects and errors in the Business Products or Software Programs logged in Seller’s standard database for tracking bugs, defects and errors.

(o) No Standards Bodies.  The Seller is not and has never been, and to Seller’s Knowledge no previous owner of the Acquired Proprietary Rights was, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates Seller to grant or offer to any other Person any license or right to the Acquired Proprietary Rights.

(p) No Government Funding.  No funding, facilities or personnel of any Governmental Authority, including any university or college, were used to develop or create, in whole or in part, any Acquired Proprietary Rights or any Business Product.

(q) No Limits on Purchaser’s Rights.  The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any termination of or new or additional limitations on the Purchaser’s right, title or interest in or to the Acquired Proprietary Rights.

(r) Privacy.  Seller has complied with all Laws regarding the collection, storage, use and distribution of any personal information collected or received by Seller in connection with the conduct of the Business.

3.11 Contracts.

(a) Section 3.10(a) of the Seller Disclosure Schedules hereto contains a true and accurate list of all Contracts pursuant to which Seller enjoys any right or benefit or undertakes any obligation (i) that is necessary for the conduct of and (ii) that primarily relates to, is used or held for use in the Business, or is primarily related to the Acquired Proprietary Rights, the Assumed Liabilities or the Purchased Assets.  Each of the Assigned Contracts is (assuming due authorization and execution by the other party or parties hereto) valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles.

(b) No consents are necessary for the effective assignment to and assumption by the Purchaser of any of the Assigned Contracts or the transactions contemplated hereby (the “Required Contract Consents”).

(c) There are no unresolved disputes between Seller and another contracting party to an Assigned Contract, and no event which would reasonably be expected to result in (i) a request for a material accommodation or concession with respect to any term of an Assigned Contract or (ii) a material impairment of the relationships between Seller with the other contracting party to an Assigned Contract.

(d) Section 3.10(d) of the Seller Disclosure Schedules hereto contains a true and accurate list of any Assigned Contract (i) that, to Seller’s Knowledge, has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by Seller or Purchaser, (ii) limiting the freedom of Seller to engage in any line of business or to compete with any other Person, (iii) under which Seller is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area (iv) that may be terminable as a result of Seller’s status as a competitor of any party to such contract or (v) that any Affiliate of Seller is a party to (in respect of the Business).

(e) Section 3.10(e) of the Seller Disclosure Schedules hereto contains a true and accurate list of any Assigned Contract providing for an agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person other than customary customer agreements made in the ordinary course of the Business.

(f) Section 3.10(f) of the Seller Disclosure Schedules hereto contains a true and accurate list of any Assigned Contract providing for a joint venture or partnership with any other Person.

(g) Seller has performed all of the obligations required to be performed by it and is entitled to all benefits under, and, to Seller’s Knowledge, is not alleged to be in default in respect of any Assigned Contract.  Each of the Assigned Contracts is valid and binding and in full force and effect, and except as disclosed on Section 3.10(g) of the Seller Disclosure Schedules, there exists no default or event of default or event, occurrence, condition or act, with respect to Seller, or to Seller’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or both would constitute a default or event of default under any Assigned Contract.  Seller has not received written notice of any intent to effect, the cancellation, modification or termination of any Assigned Contract.  True, correct and complete copies of all Assigned Contracts have been delivered to Purchaser.

(h) All license fees due and payable pursuant to the terms of the Assigned Contracts have been paid by Seller.

3.12 Permits.  Seller has obtained all Permits and all Environmental Permits of, and has made all required registrations and filings with, any Governmental Authorities that are necessary for the conduct of the Business as it is now being conducted.  All Permits and Environmental Permits that are necessary for the conduct of and that are primarily used or primarily held for use in connection with the Business are listed on Section 3.11 of the Seller Disclosure Schedules and are in full force and effect.  None of such Permits or Environmental Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to Seller’s Knowledge, threatened.  None of such Permits or Environmental Permits will, pursuant to their terms, terminate by reason of the Acquisition.  All of such Permits and Environmental Permits are assignable to Purchaser and, based on applicable of Law as of the date of this Agreement and assuming the conduct of the Business as currently conducted, renewable by their terms or in the ordinary course of business without the need for Seller or Purchaser to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. Seller is not in conflict in any respect with or in default or violation of, in any material respect, any such Permits or Environmental Permits.  Section 3.11 of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to Seller’s Knowledge, threatened against Seller that would reasonably be expected to result in the suspension or cancellation of any such Permit or Environmental Permit.

3.13 Compliance with Laws.  Since October 20, 2008, Seller is not in conflict in any respect with or in default or violation of any: (a) order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, “Orders”) of any Governmental Authority affect or relating to the Purchased Assets, Seller Licensed Technology (within the scope of the license granted under the License Agreement), the Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement), the Licensed IP, the Licensed Technology or the Business; or (b) Laws, affecting or relating to the Purchased Assets, Seller Licensed Technology (within the scope of the license granted under the License Agreement), the Seller Licensed Proprietary Rights (within the scope of the license granted under the License Agreement), the Licensed IP, the Licensed Technology or the Business.  Except as set forth on Section 3.12 of the Seller Disclosure Schedules, Seller has not received from any Governmental Authority any notification with respect to possible conflicts, defaults or violations of Laws affecting or relating to the Purchased Assets or the Business.

3.14 Claims and Proceedings.

(a) There is no outstanding Order of any Governmental Authority against or involving Seller (in respect of the Business), the Purchased Assets, the Assumed Liabilities or the Business.  There is no action, suit, grievance, claim or counterclaim or legal, administrative or arbitral

(b) proceeding or investigation (collectively, “Claim”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to Seller’s Knowledge, threatened against or involving Seller (in respect of the Business), the Purchased Assets, the Assumed Liabilities or the Business.  To Seller’s Knowledge, on the date hereof, no fact, event or circumstance exists that would give rise to any Claim that, if pending or threatened on the date hereof or on the Closing Date, would reasonably be expected to have a Material Adverse Effect in respect of the Business.

(c) Neither Seller nor any of Seller’s Affiliates have assigned, sold, conveyed or transferred to any Person any rights to sue for or assert claims against Purchaser or its Affiliates.

3.15 Employee Matters.

(a) Section 3.14(a) of the Seller Disclosure Schedules contains a list of the names of all current Business Employees, independent contractors and consultants (who work primarily in the Business or are necessary for the current conduct of the Business by Seller) together with each Business Employee’s (i) employment status (i.e., full time, part time, temporary, casual, seasonal, etc.), (ii) employment authorization or work visa status, to the extent required for employment authorization and/or verification purposes in the applicable jurisdiction and permitted by applicable Laws, (iii) date of hire and date of service, if different, (iv) current wages, salaries or hourly rate of pay, benefits (both statutory and non-statutory), vacation entitlement, commissions and bonus (whether monetary or otherwise), (v) other material compensation paid or payable since the beginning of the most recently completed fiscal year, (vi) for any benefit that takes into account length of service to Seller and its Subsidiaries, the date upon which each such term of employment with Parent Seller or any Subsidiary became effective, and (vii) jurisdiction of current employment.  Seller has made available to Purchaser copies of all written agreements and/or forms of agreements between Seller or any of its Subsidiaries, on the one hand, and a Business Employee, independent contractor and consultant (providing services to the Business), on the other hand.  Subject to the requirements of applicable employment and data privacy Laws, Section 3.14(a) of the Seller Disclosure Schedules contains a description of all existing severance, accrued vacation obligations or retiree benefits of any Business Employee and a listing of any Business Employee on leave, together with the type of leave and their expected date of return to work, if known.  Except as set forth on Section 3.14(a) of the Seller Disclosure Schedules, the employment or consulting arrangement of all Business Employees employed in the United States is terminable at will.

(b) (i) Seller is not a party to any Contract with any labor organization, trade union or other representative of its Business Employees and no labor organization, trade union or affiliated bargaining agent hold bargaining rights with respect to the any of the Business Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to Seller’s Knowledge, threatened to apply to be certified as the bargaining agent of the Business Employees in the past three (3) years; (ii) there is no unfair labor practice charge, application or complaint pending or, to Seller’s Knowledge, threatened against Seller (with respect to Business Employees); (iii) Seller has not experienced any labor dispute, strike, slowdown, work stoppage or similar labor controversy with respect to Business Employees within the past three (3) years; (iv) no representation question has been raised respecting Business Employees working within the past three (3) years, nor, to Seller’s Knowledge, are there any campaigns being conducted to solicit authorization from Business Employees to be represented by any labor organization and no trade union has applied to have the Seller declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which Seller carries on business; (v) no Claim before any Governmental Authority brought by or on behalf of any Business Employee, labor organization or other representative of Business Employees, is pending or, to Seller’s Knowledge, threatened against Seller; (vi) Seller is not a party to, or, otherwise bound by, any Order relating to Business Employees or employment practices with respect to any Business Employees; and (vii) Seller has paid (or will have paid within the earlier of 20 days

(c) following Closing or such period of time as otherwise required by applicable law) in full to all of its Business Employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Business Employees and are accurately reflected in the Books and Records.

(d) With respect to Business Employees, Seller is in material compliance with all Laws respecting terms and conditions of employment including applicant and employee background checking, immigration laws, discrimination laws, human rights, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, pay equity, wage and hour laws, and occupational safety and health laws.  There are no proceedings pending or, to Seller’s Knowledge, reasonably expected or threatened, between Seller, on the one hand, and any or all of its Business Employees, on the other hand, including to any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or any applicable enumerated ground under the relevant human rights legislation or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  To Seller’s Knowledge, no Business Employee has any present intention to terminate employment with Seller, other than in connection with the transactions contemplated by this Agreement.

(e) To Seller’s Knowledge, no Business Employee has, within the three (3) years preceding the Closing Date, been convicted of or had a civil judgment rendered against him or her for commission of a fraud or criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state, provincial or local) contract or subcontract, violating federal, provincial or state antitrust statutes relating to the submission of offers, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements or receiving stolen property, or is presently indicted for or otherwise criminally or civilly charged by a Governmental Authority with commission of any of the above offenses.

(f) Section 3.14(e) of the Seller Disclosure Schedules discloses in respect of each Business Employee who is employed in Canada pursuant to a work permit the expiry date of such work permit and whether Seller has made any attempts to renew such work permit.

(g) Each independent contractor who is disclosed on Schedule 3.14(a) and who will become an employee or independent contractor of Purchaser in connection with the Acquisition has been properly classified by the Seller as an independent contractor and Seller has not received any notice from any Governmental Authority disputing such classification.

(h) To Seller’s Knowledge, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of the Business and Seller has not been reassessed in any material respect under such legislation during the past three (3) years and, to Seller’s Knowledge, no audit of the Business is currently being performed pursuant to any applicable workplace safety and insurance legislation.  There are no claims or potential claims which may materially adversely affect Seller’s accident cost experience in respect of the Business.

(i) Seller has provided to the Purchaser all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) relating to the Business together with the minutes of the Seller’s joint health and safety committee meetings for the past three (3) years.  There are no charges pending under OHSA in respect of the Business.  Seller has complied in all material respects with any orders issued under OHSA in respect of the Business and there are no appeals of any orders under OHSA currently outstanding.

3.16 Employee Benefits.

(a) Section 3.15(a) of the Seller Disclosure Schedules contains a complete and accurate list of each Benefit Plan (collectively, the “Seller Employee Plans”).

(b) Subject to applicable employment and data privacy Laws, Seller has furnished or made available to Purchaser true and complete copies of all material documents embodying each of the Seller Employee Plans (including plan summaries and employee handbooks).  With respect to each Seller Employee Plan which is subject to ERISA reporting requirements.  Seller has provided a copy of the Form 5500 report filed for the most recent plan year for which a filing was required.  Seller has furnished Purchaser with the most recent IRS determination or opinion letter issued with respect to each such Seller Employee Plan, and, to the Knowledge of Seller, nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Seller Employee Plan subject to Code Section 401(a).

(c) Compliance.  Except as would not reasonably be expected to result in material Liability to Purchaser,  (i) each Seller Employee Plan (in respect of the Business) has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Seller and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of, and have no Knowledge of any material default or violation by any other party to, any of the Seller Employee Plans; (ii)  none of the Seller Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; and (iii) there has been no amendment to, written interpretation or announcement by Seller, any subsidiary or ERISA Affiliate which would materially increase the expense of maintaining any Seller Employee Plan with respect to Business Employees above the level of expense incurred with respect to Business Employees for the most recent fiscal year included in Seller’s financial statements.

(d) No Title IV or Multiemployer Plan.  Except as would not reasonably be expected to result in material Liability to Purchaser, neither Seller nor any Subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under any Multiemployer Plan or to any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.  Except as would not reasonably be expected to result in material Liability to Purchaser, neither Seller nor any ERISA Affiliate has any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any Multiemployer Plan.

(e) COBRA, FMLA, HIPAA, Cancer Rights.  Except as would not reasonably be expected to result in material Liability to Purchaser, with respect to each Seller Employee Plan, Seller and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998.  Except as would not reasonably be expected to result in Liability to Purchaser, Seller has no material unsatisfied obligations to any Business Employees or qualified beneficiaries of Business Employees pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

(f) Effect of Acquisition.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Seller Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such Business Employee.  No benefit payable or which may become payable by Seller or any ERISA Affiliate pursuant to any Seller Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(g) Section 409A Compliance. No Seller Employee Plan would require Purchaser or any Affiliate of Purchaser to gross up a payment to any Business Employee for tax related payments or cause a penalty tax under Section 409A of the Code.

(h) Foreign Plans.                                 With respect to each Seller Employee Plan which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”), except as would not reasonably be expected to result in material Liability to Purchaser: (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) no Foreign Plan is a “registered pension plan” as such term is defined in the Income Tax Act (Canada); and (iv) no Foreign Plan provides for retiree benefits or benefits to the spouse or dependent of a retiree.

3.17 No Finder.  Neither Seller nor any Person acting on behalf of Seller has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment would be based.

3.18 Affiliate Transactions.  No Assumed Liability arises out of any Contract or Liability between Seller, on the one hand, and any stockholder (to Seller’s Knowledge), officer, director or employee (to Seller’s Knowledge) thereof, on the other hand, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of Real Property or Tangible Personal Property (including Seller Proprietary Rights) to or from, or otherwise requiring payments to or from Seller, or any Affiliate thereof.

3.19 Environmental Matters.  Seller has not released, emitted, buried or otherwise disposed of Regulated Substances on the Real Property.  To Seller’s Knowledge, no one else has released, emitted, buried or otherwise disposed of Regulated Substances on any Real Property.  Except as set forth on Section 3.18 of the Seller Disclosure Schedules, to Seller’s Knowledge, no storage tanks, underground or otherwise, are or have been located on any Real Property.  Seller has complied with all applicable Environmental Laws relating to its operations or Real Property.  Seller (in respect of the Business) has not received any written notice, demand, Claim or information request indicating that Seller is in violation of, or is potentially liable under any Environmental Law.  No Real Property is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA, the CERCLIS or any federal, state, provincial or local counterpart.  Seller (in respect of the Business) has no existing or potential Liability under any Environmental Laws.  No material environmental approvals, clearances or consents are required under applicable Law from any Governmental Authority or authority in order for Purchaser and Seller to consummate the Acquisition or for Purchaser to continue the Business after the Closing.  Except as set forth on Section 3.18 of the Seller

3.20 Disclosure Schedules, Seller (in respect of the Business) is not required to have, nor does it have, any Permits issued under any Environmental Laws.  Seller has disclosed, prior to the date of this Agreement, all material reports, assessments, remedial action plans or other similar material documents relating to any environmental condition, whether or not material, of any Real Property or operations.

3.21 Insurance.  Section 3.19 of the Seller Disclosure Schedules sets forth a list of the Insurance Policies and a true and complete list of material claims made in respect of Insurance Policies during the three (3) years prior to the date hereof.  Seller has not received written notice of any claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies.  Seller has timely filed claims under the Insurance Policies with respect to all material matters and occurrences for which it believes it has coverage.    All premiums due under all Insurance Policies have been paid and Seller is in compliance with the terms and conditions of all such Insurance Policies.  All Insurance Policies are in full force and effect.  Seller has no Knowledge of any threatened termination of, premium increase with respect to, or uncompleted requirements under, any Insurance Policy.   Seller has received no written notice of any threatened termination of any Insurance Policy.  No premiums are or will be payable by Purchaser under the Insurance Policies after the Closing in respect of insurance provided for periods prior to the Closing Date.  All Purchased Assets are insured under such Insurance Policies in amounts and against risks usually insured against by Persons operating businesses similar to the Business.

3.22 No Significant Items Excluded.  Except for Assets (other than Proprietary Rights owned by Seller) necessary for and primarily used in Seller’s manufacture and support of Reon and Vida Processors and any third party intellectual property licenses primarily used in the design of such products, the Purchased Assets, the Licensed IP and the Licensed Technology include all Assets that are (i) primarily used or held for use in the Business and (ii) necessary for Purchaser and its Subsidiaries to conduct the Business in substantially the same manner in which the Business has been conducted by Seller immediately prior to the date of this Agreement.  Except for Purchaser under this Agreement, Seller is not a party to any Contract pursuant to which a Person other than Purchaser may purchase or acquire from Seller any of the Purchased Assets other than in the ordinary course of business .

3.23 Taxes and Tax Returns.

(a) Seller has timely filed or timely requested extensions to file all Tax Returns related to the Purchased Assets which are currently due or, if not yet due, will timely file or timely request extensions to file all such Tax Returns required to be filed by it for all taxable periods ending on or before the Closing Date and all such Tax Returns are, or will be when filed, true, correct and complete in all material respects.  Copies of all such Tax Returns requested by Purchaser for taxable years that remain open under the applicable statute of limitations have been made available to Purchaser;

(b) Seller has paid to the appropriate Governmental Authority, or, if payment is not yet due, will pay, to the appropriate Governmental Authority all Taxes related to the Purchased Assets shown as due on the Tax Returns referred to in Section 3.21(a);

(c) No extension of time has been requested or granted for Seller to file any Tax Return related to the Purchased Assets that has not yet been filed or to pay any Tax related to the Purchased Assets that has not yet been paid;

(d) Seller has not received notice in writing of a determination or reassessment by a Governmental Authority that Taxes are owed by Seller related to the Purchased Assets (such determination to be referred to as a “Tax Deficiency”) that has not been resolved and, to Seller’s Knowledge, no Tax Deficiency related to the Purchased Assets is proposed or threatened;

(e) All Tax Deficiencies related to the Purchased Assets have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

(f) Except in the case of a Lien for Taxes not yet due and payable, there is no unpaid Tax that constitutes a Lien upon any of the Purchased Assets;

(g) There are no presently outstanding waivers or extensions, or requests for waiver, or extension of the time relating to the Purchased Assets within which a Tax Deficiency may be asserted or assessed;

(h) There are no pending or, to Seller’s Knowledge, threatened, Tax Audits of Seller regarding the Purchased Assets;

(i) There are no requests for rulings in respect of any Tax pending between Seller and any Governmental Authority relating to the Purchased Assets;

(j) None of the Purchased Assets owned by Subsidiary Seller constitutes a “United States Real Property Interest” within the meaning of Section 897(c)(1) of the Code;

(k) Subsidiary Seller has collected or self-assessed and remitted to the appropriate Governmental Authority all sales, harmonized sales, goods and services, and use or similar Taxes required to have been collected or self-assessed;

(l) Subsidiary Seller is registered for goods and services and tax/harmonized sales tax purposes under Part IX of the Excise Tax Act (Canada) and its GST/HST registration number is #888536687RT0001; and

(m) Seller has, with respect to the Business, withheld from each payment made to other persons the amount of all Taxes and other deductions required to be withheld and has remitted such amounts when due, in the form required under appropriate laws, or made adequate provision for the payment of such amounts, to the appropriate Governmental Authority.

3.24 Solvency.  No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller (in respect of the Business, other than as a creditor) or any of the Seller Proprietary Rights or other Purchased Assets are pending or are being contemplated by Seller, or, to the Knowledge of Seller, are being threatened against Seller by any other Person, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings.  Immediately after giving effect to the consummation of the Acquisition: (a) Seller will be able to pay the Retained Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value) will exceed the Retained Liabilities; and (c) taking into account all pending litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments in accordance with their terms (taking into account the probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  Subsidiary Seller is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not be an insolvent person as a result of the Closing.

3.25 Certain Business Practices.  No Business Employee has, in respect of the Business: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or

3.26 employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or any other Law; or (iii) made any other unlawful payment.

3.27 Disclosure.  True, complete and accurate copies of all Contracts and all other documents listed in the Seller Disclosure Schedule were made available to Purchaser or its Representatives.

3.28 No Suspension or Debarment.  Neither Seller nor any of its Affiliates are presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any federal agency; have, within the three (3) year preceding the Closing, been convicted of or had a civil judgment rendered against any of them for commission of a fraud or criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state, provincial or local) contract or subcontract, violation of federal, state or provincial antitrust statutes relating to the submission of offers or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements or receiving stolen property; are presently indicted for or otherwise criminally or civilly charged by a Governmental Authority with, commission of any of the above offenses; and, within the three (3) years preceding the Closing, have had one or more contracts terminated for default by any Federal agency.

3.29 Canadian Matters.

(a) Subsidiary Seller is the sole owner of the Canadian Assets and is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(b) None of the Purchased Assets acquired hereunder by Purchaser from the Parent Seller constitutes “taxable Canadian property” for purposes of the Income Tax Act (Canada) or “taxable Quebec property” for purposes of the Taxation Act (Quebec).

3.30 Competition Act.  For the purposes of s. 110(2) of the Competition Act (Canada), each of (a) the total value of the Purchased Assets in Canada; and (b) the gross revenues from sales in or from Canada generated from the assets referred to in (a) above; measured in accordance with the Competition Act (Canada), are less than C$73 million or such other amount as is determined pursuant to ss. 110(8) and 110(9) of the Competition Act (Canada).

3.31 Investment Canada Act.  Seller does not provide any of the services or engage in any of the activities of a “cultural business” within the meaning of the Investment Canada Act.

3.32 Silicon Optix.  Section 3.29 of the Seller Disclosure Schedules contains a true, complete and correct list of the Assets Seller or its respective Affiliates acquired from Silicon Optix and its Affiliates that are material to the Business as currently conducted and such Assets are included in the Purchased Assets (except for Assets retired, replaced and/or substituted in the ordinary course of business).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, that each of the following representations and warranties is true and correct as of the date hereof:

4.1 Organization and Qualification.  Parent Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite

4.2 corporate and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted.  Parent Purchaser is duly qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction where the properties of its business owned, leased or operated by it or the operation of its business makes such qualification necessary.  Each Subsidiary Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to own, lease and operate its properties and to carry on its business as now being conducted.  Each Subsidiary Purchaser is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary.

4.3 Authority Relative to this Agreement.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action of the Parent Purchaser and each Subsidiary Purchaser, and no other corporate proceedings or action on the part of Parent Purchaser or any Subsidiary Purchaser or any holders of Purchaser’s capital stock or other security holders are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Acquisition.  This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

4.4 No Conflict.  The execution and delivery of this Agreement and the other Transaction Documents by Purchaser do not, and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition and the transactions contemplated by the other Transaction Documents will not: (i) conflict with or violate any provision of the Purchaser’s certificate of incorporation, articles of incorporation or bylaws, each as amended to date or (ii) assuming that all filings and notifications described in Section 4.4 have been made, materially conflict with or materially violate any Law or Order applicable to Purchaser or by which Purchaser is bound or affected.

4.5 Required Filings and Consents.  The execution and delivery of this Agreement and the other Transaction Documents by Purchaser do not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require (a) the consent of its stockholders or (b) any material consent, approval, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority other than compliance with the applicable requirements of the HSR Act and the rules and regulations thereunder.

4.6 No Finder.  Neither Purchaser nor any Person acting on behalf of Purchaser has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment would be based.

ARTICLE V

COVENANTS

Covenants Prior To Closing Date

5.1 Conduct of Business.  From the date hereof through the Closing Date, except as contemplated by this Agreement, Seller agrees, unless Seller has obtained the prior written consent of Parent Purchaser, in each case, only with respect to the Purchased Assets:

(a) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 3.7(a), 3.7(b), 3.7(k), 3.7(n) or 3.7(o);

(b) To conduct the Business in all material respects according to Seller’s ordinary course of business consistent with past practice, to keep available in all respects the services of Seller’s present officers, agents and full-time employees primarily engaged in the Business, including taking commercially reasonable efforts to retain the Business Employees (except as otherwise contemplated by this Agreement), to use commercially reasonable best efforts to preserve and maintain the Purchased Assets and the goodwill of the Business in all material respects, to preserve Seller’s rights to be assigned to Purchaser hereunder, and to use commercially reasonable efforts to preserve in all material respects Seller’s relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of the Business;

(c) To maintain in all respects in the ordinary course of the Business, consistent with past practice and in accordance with all Assigned Contracts, the Tangible Personal Property and the Real Property, substantially in their present repair, order and condition, subject to ordinary wear and tear;

(d) To maintain the Books and Records in the usual and ordinary manner consistent with past practice and in a manner that fairly and correctly reflects the income, expenses, Purchased Assets and Liabilities of Seller in accordance with GAAP;

(e) To pay all account and trade payables on a current basis related to the Business, but in no event later than forty-five (45) days after they become due;

(f) Not to incur any Liability that would be an Assumed Liability, other than Liabilities incurred in the ordinary course of its Business, consistent with past practice, which are not in the aggregate material to the Business;

(g) Not to sell, transfer, convey, or assign ownership of any Purchased Assets, or create, incur, assume or suffer to exist any Lien, other than Permitted Exceptions, on any Purchased Assets, other than the granting of non-exclusive licenses under Business Product Sales Contracts to customers in the ordinary course of business of Seller consistent with past practices;

(h) Not to waive, release or cancel any Claims against third parties or debts owing to Seller as it relates to the Business;

(i) Not to terminate, modify, amend, waive or otherwise alter or change any of the material terms or provisions of any Assigned Contract or create any material default under the terms of any Assigned Contract or pay any amount not required by Law or by the terms of any Assigned Contract;

(j) Not to increase the compensation or other remuneration payable or to become payable to any Business Employee, or alter the benefits payable to any Business Employee thereof, or pay any bonuses or compensation to any such Business Employee other than in the ordinary course of business consistent with past practice or otherwise required by applicable Laws or the terms of any Contract or Benefit Plans;

(k) To consult with Purchaser at least three (3) Business Days prior to any renewal, amendment, modification, extension or termination of, waiver of any material right under or other material terms or provisions of, or any failure to renew, any Assigned Contract and not to take any such action if Purchaser objects thereto in writing, provided that Purchaser’s approval shall not be unreasonably withheld or delayed;

(l) To keep in full force and effect all of the Insurance Policies and shall not allow any breach, default, termination or cancellation of such Insurance Policies to occur or exist;

(m) Not to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as would not prevent or materially the transactions contemplated by this Agreement;

(n) To file, on a timely basis, with appropriate taxing authorities all Tax Returns required to be filed prior to the Closing Date and pay all Taxes when due; and

(o) To continue the prosecution and registration process with respect to any Acquired Proprietary Rights in which Seller has (or purports to have) any right, title or interest.

5.2 Corporate Examinations and Investigations.  Commencing on the date hereof through the earlier of the Closing Date or the termination of this Agreement as provided herein (the “Due Diligence Period”), Seller agrees that Purchaser shall be entitled, through its Representatives, to make reasonable investigation of the Purchased Assets (including the full file wrappers for all Seller Patent Applications and all other Acquired Proprietary Rights), and the Business, and such examination of the Books and Records and financial condition of Seller primarily related to the Business.  Any such investigation and examination shall be conducted upon reasonable prior notice with Seller’s cooperation during normal business hours.  During the Due Diligence Period, Seller agrees to: (a) make available to the Representatives of Purchaser all such information and copies of such documents and records concerning the affairs of Seller primarily related to the Business as such Representatives may reasonably request; (b) permit reasonable access by the Representatives of Purchaser to the Purchased Assets and all parts thereof and to Seller’s Representatives and its Business Employees, customers and suppliers; and (c) use commercially reasonable efforts to cause its Representatives to reasonably cooperate in connection with such review and examination.  No investigation by Purchaser shall diminish or obviate or otherwise affect any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.  Purchaser shall have a right to designate certain of its Representatives as a transition team which may work from the applicable Seller’s premises as reasonably agreed to by Seller in order to facilitate the orderly transfer of the Purchased Assets to Purchaser in accordance with the terms of this Agreement.  Such transition team shall be given reasonable access to Seller’s management and other Business Employees during normal business hours, including through attendance by such management and Business Employees at meetings with the transition team.

5.3 Employment Matters.

(a) Purchaser (or its respective Affiliates) shall offer employment to each Key Employee who is not an Automatically Transferred Employee and may, at its election, offer employment to those other Business Employees as Purchaser (or its respective Affiliates) may deem desirable or in its best interests to hire, but shall not be obligated to offer employment to any Business Employees other than Key Employees and Automatically Transferred Employees.  Each such offer shall be (i) at the same general location (other than for the three Business Employees located in San Jose, California who will receive offers to work in San Diego), (ii) at the same or superior base salary or base wage rate, (iii) with eligibility for a retention bonus, (iv) with a restricted stock unit award and (v) the benefits programs currently offered to employees of Purchaser in the applicable jurisdiction.  From the date hereof through the Closing, Seller shall cooperate with and, subject to the prior review and approval of Seller, which shall not be unreasonably withheld, permit Purchaser to communicate in writing with the Business Employees, at reasonable times and upon reasonable notice, concerning Purchaser’s plans, operations and general personnel matters and to interview the Business Employees and review the personnel records and such other information concerning the Business Employees as Purchaser may reasonably request (subject to obtaining any legally required permission and to other applicable Laws).  All offers shall be effective as of the Closing and communicated to the Key Employees and to other Business Employees who have been selected within three (3) days of the date of this Agreement. Seller shall remain liable for any Business Employees who do not become Transferred Employees.

(b) The Parties acknowledge and agree that the employment of the Automatically Transferred Employees will transfer to Purchaser by operation of law at the Closing.  Effective as of the Closing, Purchaser shall continue the employment of such Automatically Transferred Employees in substantially similar terms and conditions in the aggregate to those in effect with Seller immediately prior to the Closing, and Purchaser shall recognize the service of such Automatically Transferred Employees with Seller for all purposes related to their employment with Purchaser, in accordance with applicable Laws.

(c) With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Purchaser or Purchaser’s Affiliate, Purchaser shall cause there to be waived any pre-existing condition and waiting periods.

(d) Transferred Employees shall be given credit for the number of years of service with Seller, its Subsidiaries and any predecessor employer for which Seller or its Subsidiaries credited service (in each case excluding credit for service towards Purchaser service awards), to the same extent as such service was credited for such purpose by Seller, under each plan maintained by Purchaser or Purchaser’s Affiliates in which such Transferred Employees are eligible to participate for purposes of eligibility, vesting and vacation accrual (other than under any equity or quasi-equity compensation plan or under a defined benefit pension plan or which would result in the duplication of benefits accrual for the same period of service); provided, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Benefit Plan of Seller or its Subsidiaries.

(e) Purchaser shall take all steps necessary to permit each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the 401(k) plan maintained by Seller, if any, to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by the 401(k) plan maintained by Seller into an account under a 401(k) plan maintained by Purchaser.

(f) The vacation time accrued with Seller with respect to any Automatically Transferred Employee shall be transferred to Purchaser and/or Purchaser’s Affiliates in accordance with applicable Law.

(g) Except for Automatically Transferred Employees, no provision of this Section 5.3 shall create any third party beneficiary or other rights in any Business Employee or former employee in respect of continued or resumed employment in Seller’s Business, or with Purchaser, and no provision of this Section 5.3 shall create any rights in any such persons in respect of any benefits that may be provided under any plan or arrangement which may be established by Purchaser.  Nothing contained herein shall be construed as requiring, and Seller, Purchaser and their Affiliates shall take no action that would have the effect of requiring, Seller, Purchaser or their Affiliates to continue any specific Seller Employee Plan. The provisions of this Section 5.3 are for the sole benefit of Seller and Purchaser and nothing in this Section 5.3, expressed or implied, is intended or shall be construed to constitute an amendment of any Seller Employee Plan or any plan maintained Purchaser or its Affiliate (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Seller employees or any employees of its Subsidiaries, including Transferred Employees, prior to, on or following the Closing.

5.4 No Shop.

(a) At all times after the execution of this Agreement and prior to the earlier of the Closing and the termination of this Agreement pursuant to Article VII:

(i) Seller (including any Affiliate of Seller) shall not (and Seller (including any Affiliate of Seller) shall take reasonable action such that its Representatives, including investment bankers, attorneys and accountants, do not, on its behalf), directly or indirectly, take any action to solicit, initiate or knowingly encourage any inquiry, proposal or offer from, furnish any non-public information to, or participate in any negotiations with, any corporate, partnership, Person or other entity or group other than Purchaser regarding (x) any acquisition, sale, disposition or grant of any exclusive license to all or any portion of the Purchased Assets, the Business, or the Proprietary Rights owned by Seller and to be licensed to Purchaser pursuant to the License Agreement except to the extent such transaction would not affect Seller’s ability to license such Proprietary Rights to Purchaser pursuant to the License Agreement or (y) any agreement, arrangement or understanding requiring Seller or any Affiliate of Seller to abandon, terminate or fail to consummate any of the transactions contemplated hereby (each, an “Acquisition Proposal”).

(ii) Upon execution of this Agreement, Seller shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and Seller shall request (or if Seller has the contractual right to do so, demand) the return of all documents and other data furnished to others prior to the execution of this Agreement in connection with any Acquisition Proposal.  Seller shall promptly notify Purchaser of the existence of any Acquisition Proposal received by Seller after the execution of this Agreement, and Seller shall promptly communicate to Purchaser the terms of any such Acquisition Proposal and the identity of the party making such Acquisition Proposal, and shall promptly provide to Purchaser copies of any written materials received by Seller in connection with such Acquisition Proposal.

(iii) None of Seller’s board of directors or any committee thereof shall (i) after approval by Seller’s board of directors or any committee thereof of this Agreement and the Acquisition, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval by such board of directors or any such committee of this Agreement or the Acquisition, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal or (iii) authorize Seller to enter into any agreement with respect to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Section 5.4, the covenants contained in Sections 5.4(a)(i)-(iii) shall not apply to any actions or discussions with respect to a sale, disposition, merger or other business combination of Seller or any part of Seller’s or any of its Affiliates’ businesses that does not include the Purchased Assets, the Business and/or the Proprietary Rights owned by Seller and to be licensed to Purchaser pursuant to the License Agreement, if such action, discussion or transaction does not prohibit Seller (and each Subsidiary Seller) from complying with their obligations under this Agreement or the other Transaction Documents.

5.5 Notices of Certain Events.  Prior to the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, as applicable, shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition;

(b) any notice or other oral or written communication from any Governmental Authority in connection with the Acquisition or relating to Seller;

(c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any Party;

(d) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(e) any material developments adversely affecting the Business, the Business Employees, Purchased Assets, Proprietary Rights owned by Seller and to be licensed to Purchaser pursuant to the License Agreement and Assumed Liabilities; and

(f) any change that would reasonably be expected to have a Material Adverse Effect, or would materially delay or impede the ability of Seller or Purchaser to perform its obligations pursuant to this Agreement and to consummate the Acquisition.

5.6 Certain Closing Certificates and Documents.  Seller shall prepare and deliver to Purchaser a draft of each of the Seller Vacation Certificate and the Seller Materials Inventory Certificate not later than three (3) Business Days prior to the Closing Date.  Without limiting the generality or effect of the foregoing, Seller shall provide to Purchaser, promptly after Purchaser's request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.  In addition, during Seller’s regular business hours and upon reasonable advance notice, Purchaser shall be entitled to conduct (either itself or through a designated auditor) a review of the Seller’s and its Affiliates’ books and records to confirm the accuracy of the amounts set forth on any such draft or final certificate.

Additional Covenants

5.7 Public Announcements.  After complying with this Section 5.7, Purchaser shall make a public announcement concerning the matters described in Section 5.13.  After complying with this Section 5.7, each of Purchaser and Seller may make a public announcement or other disclosure concerning this Agreement or the transactions contemplated herein.  Each of Purchaser and Seller agrees that they will consult with each other prior to issuing any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein and any such announcement or disclosure shall be subject to their mutual agreement, except, in each case, as may be required by applicable securities Laws or the rules and regulations of any stock exchange.

5.8 Confidentiality.  Except as otherwise set forth in this Agreement, the provisions of that certain Mutual Non-Disclosure Agreement dated September 29, 2009 by and between Purchaser and Seller, as amended (the “Confidentiality Agreement”) are hereby incorporated herein and shall remain binding and in full force and effect, except that the Confidentiality Agreement shall not apply to any documents prepared in connection with a proceeding before or filed with, or other disclosure made to, a court, arbitration tribunal or mediation service in order to enforce any party’s rights arising in connection with the termination of this Agreement pursuant to Section 7.2.  All obligations of the Purchaser under the Confidentiality Agreement with respect to the Purchased Assets and Assigned Contracts shall terminate simultaneously with the Closing. Except as otherwise provided herein or in the other Transaction Documents, Seller shall, and shall cause its employees, consultants, advisors and representatives of itself to treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law) all nonpublic, confidential or proprietary information concerning the Purchased Assets, and Seller shall not, and shall cause its employees consultants, advisors and representatives not to, after the date hereof, use such information for any purpose whatsoever, including to the detriment of the Purchaser or disclose such information to any Person.

5.9 Expenses.  Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its Representatives.

5.10 Consents, Filings and Authorizations; Efforts to Consummate.

(a) As promptly as practicable after the date hereof, Purchaser and Seller shall make all filings and submissions under such Laws as are applicable to them or to their respective Affiliates and as may otherwise be required for them to consummate the Acquisition in accordance with the terms of this Agreement and shall consult with each other prior to such filing and shall not make any such filing or submission to which Seller or Purchaser, as the case may be, reasonably objects in writing.  All such filings shall comply in form and content in all material respects with applicable Laws.  Subject to the terms and conditions herein, each Party, without payment or further consideration, shall use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders, to consummate and make effective, as soon as reasonably practicable, the Acquisition, including obtaining all required consents, whether private or governmental, required in connection with such Party’s performance of such transactions and each Party shall cooperate with the other in all of the foregoing.

(b) Each of Seller and Purchaser shall (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority relating to the Acquisition or any of the other transactions contemplated by this Agreement; (B) keep the other party informed as to the status of any such legal proceeding; and (C) promptly inform the other party of any communication to or from any Governmental Authority regarding the Acquisition, this Agreement, or any other transaction contemplated hereby.  To the extent permitted by Law, Seller and Purchaser shall consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to a Governmental Authority in connection with any proceeding under or relating to the any antitrust or competition law.  To the extent permitted by Law, each party shall promptly deliver to the other a copy of each such filing analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to a Governmental Authority, and of each communication received from any Governmental Authority relating to the Acquisition, this Agreement, or any of the transactions contemplated hereby.

(c) Purchaser and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Acquisition and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each party to this Agreement shall use commercially reasonable efforts (i) to obtain any action or inaction, waiver, consent, clearance, or approval of a Governmental Authority required to be obtained by the party in connection with the consummation of the Acquisition or any of the other transactions contemplated by this Agreement; and (ii) to prevent any Governmental Authority from blocking, in whole or in part, the Acquisition or any other transaction contemplated hereby.  Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Purchaser shall not have any obligation under this Agreement to (i) dispose of or transfer any assets; (ii) license or otherwise make available to any Person, any technology or other intellectual property rights; (iii) hold separate any assets or operations (either before or after the Closing Date); (iv) make any commitment (to any Governmental Authority or otherwise) regarding its future operations or the future operation of the Purchased Assets; (v) to discontinue offering any product or service; (vi) modify or terminate any existing contractual rights or commercial relationships; (vii) engage in litigation or other adversary proceedings, whether judicial or administrative, concerning the legality of this Agreement or any other transaction contemplated hereby; or (viii) commit to any of the foregoing or cause any of its Subsidiaries or Affiliates to do or commit to doing any of the foregoing.

5.11 Required Contract Consents; Assignment of Contracts.

(a) Seller shall use its commercially reasonable efforts to obtain all Required Contract Consents set forth on Schedule 5.11(a) and to deliver such consents to Purchaser.

(b) Following the date hereof, Seller shall not without Purchaser’s prior written consent modify, amend or alter the terms of any license granted under any Contract listed on Schedule 5.11(b) in a manner so as to increase or alter the scope of such license to Acquired Proprietary Rights or Acquired Technology; provided that Seller may assign any of Seller’s right, title, interest or obligations, in whole or in part (whether by operation of law, merger or otherwise), in any Contract listed on Schedule 5.11(b), or consent to the assignment of any such Contract listed on Schedule 5.11(b), in whole or in part (whether by operation of law, merger or otherwise), by any counter party to any such listed Contract.  For a period commencing on the date hereof and ending on the five (5) year anniversary of the Closing Date, Seller shall notify Purchaser of any action taken by Seller to assign any of Seller’s right, title, interest or obligations, in whole or in part (whether by operation of law, merger or otherwise), in any Contract listed on Schedule 5.11(b), or to consent to the assignment of any such Contract, in whole or in part (whether by operation of law, merger or otherwise), by any counter party to any such listed Contract.

5.12 Transfer of Equipment and Personnel.  Purchaser shall pay all out-of-pocket costs and expenses actually incurred solely as a result of the transfer of personnel and equipment to Purchaser’s facilities at or following the Closing.

5.13 Commercial Relationship.  For a three-year period following the Closing Date, Parent Purchaser shall host meetings with representatives of Parent Seller at least twice a year, during which Parent Purchaser shall provide to Parent Seller, subject to the execution of a confidentiality agreement reasonably acceptable to Parent Purchaser and Parent Seller (a) an overview of its current relevant reference design development roadmaps in the markets of cell phones, tablet/e-books, monitors, terminals, and televisions and other relevant future products of Purchaser’s QCT business unit (the “Field”) and (b) the opportunity to present and market to Purchaser either then existing Seller products or Seller products in development that are compatible with the applicable reference design platforms in the Field (“Reference Design Platforms”).  In addition, Purchaser shall use commercially reasonable efforts to provide sufficient information on opportunities related to such products in development and access to Purchaser’s applicable design personnel for Seller to either develop or supply product solutions, including companion chips, for Purchaser’s Reference Design Platforms.  Notwithstanding anything to the contrary in this Agreement, none of Purchaser or any its Affiliates shall be required to disclose or provide to Seller or its authorized Representatives any information (i) which Purchaser believes in good faith that doing so is reasonably likely to violate any contract or Law to which Purchaser or any of its Affiliates is a party or is subject or cause a privilege which Purchaser or any of its Affiliates would be reasonably entitled to assert to be undermined with respect to such information, (ii) if Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is pertinent thereto or (iii) if Purchaser or any of its Affiliates reasonably determines in good faith that such information is competitively sensitive.

5.14 Certain Transitional Matters.  From and after the Closing Date:

(a) Subject to Section 8.9, Purchaser shall have complete control over the payment, settlement or other disposition of, or any dispute involving any Assumed Liabilities, and Purchaser shall have the right to conduct and control all negotiations and proceedings with respect thereto.  Subject to Section 8.9, Seller shall notify Purchaser promptly of any Claim with respect to any Assumed Liabilities and shall not, except with the prior written consent of Purchaser, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liabilities.  Seller shall cooperate with Purchaser in connection with any negotiations or proceedings involving any Assumed Liabilities.

(b) If the Closing occurs at a time when not all Permits and Environmental Permits have been transferred to Purchaser, the Parties shall continue to abide by their obligations hereunder to obtain all such transfers, as soon as practicable, and Seller authorizes Purchaser to use any such Permits and Environmental Permits in its business operations after the Closing.

5.15 Employee Matters.  From and after the date of this Agreement:

(a) Seller shall be solely responsible for compliance with, and any notification and Liability under, the Worker Adjustment and Restraining Notification Act, as well as all other applicable local, state, federal, provincial and foreign laws relating to any termination of any of the employees of Seller or any Affiliate thereof from employment with Seller or any Affiliate of Seller occurring prior to or after the date of this Agreement, whether or not in connection with the Acquisition.  Seller shall be responsible for all Liabilities for employee or independent contractor compensation and benefits accrued or otherwise arising out of services rendered by its Business Employees, directors and independent contractors prior to the Closing or arising by reason of actual, constructive or deemed termination of their service relationship with Seller at Closing (except where such Liabilities result from Purchaser’s non-compliance with the provisions of Section 5.3 with respect to Transferred Employees), and all costs relating to the continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or any similar foreign equivalent Laws), with respect to Non-Transferring Employees.

(b) Upon termination of any Business Employees by Seller, Seller shall promptly, and in any event within any time periods prescribed by applicable Law, comply with all severance, retrenchment or other similar or related requirements and obligations triggered in connection with such termination as provided by applicable Law.

5.16 Further Assurances.  Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the Acquisition.  In addition to the foregoing, (i) Seller shall execute and deliver, and shall use commercially reasonable efforts to cause its Affiliates and any subject patent inventors to execute and deliver, as applicable, to Purchaser within five (5) Business Days following the Closing, such documentation as shall be requested and approved by Purchaser, including assignments in substantially the forms agreed upon by each of Purchaser and Seller at Closing, in order to transfer to Purchaser and put Purchaser in possession of and to vest in Purchaser good, valid and unencumbered title to any Acquired Proprietary Rights in any jurisdiction to the extent an assignment or other similar documentation with respect thereto and sufficient in Purchaser’s good faith determination to effect such transfer is not executed and delivered to Purchaser at Closing; and (ii) Seller shall take, and shall use commercially reasonable efforts to cause its Affiliates and any subject patent inventors to take, such action as Purchaser or its counsel may reasonably request to enable Purchaser to provide for the continuing prosecution, maintenance and enforcement of any Acquired Proprietary Rights.  Purchaser hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as Seller or its legal counsel may reasonably request in order to consummate the Acquisition in accordance with this Agreement.

5.17 Seller’s Non-Compete.  Without the express prior written consent of Purchaser, Seller and each of its Affiliates shall not, at any time during the three-year period from and immediately following the Closing Date, directly or indirectly, engage in, own, manage, control or participate in the ownership, management or control of any business that designs, develops, manufactures, markets, sells, installs or distributes products in competition with the Business, except that Seller may (i) continue the activities of its Video Interface and Timing Business, (ii) fulfill its obligations under the Transition Services Agreement and comply with the rights set forth in Section 5.22(b) and (iii) purchase or otherwise acquire by merger, purchase of assets, stock acquisition (including investing as a minority shareholder or acquiring a controlling interest) or otherwise any Person or business or engage in any similar merger and acquisition activity with any Person the primary business of which is not in competition with the Business, provided that, after the effective date of such merger and acquisition transaction, Seller may not use any assets of the business so acquired to design, develop, manufacture, market, sell, install or distribute products in competition with the Business.  For the purposes of this Section 5.17, ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of 5% of any class of such securities shall not be considered to be competition with the Business.  Seller hereby agrees that neither Seller nor any Subsidiary of Seller will at any time during the three-year period from and immediately following the Closing Date, solicit, seek to employ or otherwise hire any Transferred Employee, unless Purchaser or any Subsidiary of Purchaser gives its written consent to such employment or offer of employment.  Seller acknowledges that the provisions of this Section 5.17 are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section 5.17 may result in an irreparable injury to Purchaser and that damages at Law may not be reasonable or adequate compensation to Purchaser for violation of this Section 5.17 and that, in addition to any other available remedies, Purchaser shall be entitled to seek to have the provisions of this Section 5.17 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 5.17.  In the event that the provision of this Section 5.17 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law.

5.18 Tax Matters.

(a) Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as reasonably practicable, such information and assistance relating to the Purchased Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.   Each of Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven (7) years following the Closing Date.  Purchaser and Seller shall reasonably cooperate with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets or the Purchase Price Allocation.

(b) Seller shall be responsible for and shall pay or cause to be paid all Taxes that relate to the Purchased Assets for Pre-Closing Tax Periods.  Purchaser shall be responsible for and shall pay all Taxes that relate to the Purchased Assets for Post-Closing Tax Periods.  In the case of any Taxes for Straddle Periods, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

5.19 Supplements to Disclosure Schedules.  It is understood and agreed that Seller has a continuing obligation until the Closing Date to amend or supplement the Seller Disclosure Schedules with respect to any matter arising or discovered hereafter which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedules or that is necessary to complete or correct any information in any representation or warranty of Seller contained in this Agreement.  No supplement of the Seller Disclosure Schedules made after the execution hereof by Purchaser pursuant to this section or otherwise, or any notification delivered pursuant to Section 5.5 hereof, shall be deemed to cure any breach, modify or qualify any representation of or warranty made pursuant to this Agreement.

5.20 Patent Matters.  If any of the Selected Patents or Additional Transferred Patents is subject to a terminal disclaimer, then (a) the parent of such Selected Patent or Additional Transferred Patent shall be deemed an Additional Transferred Patent and (b) any other Issued Patent that could not be enforced if such other Issued Patent is owned by someone other than the owner of the Selected Patent or Additional Transferred Patent that is the subject of the terminal disclaimer shall be deemed an Additional Transferred Patent.  If subsequent to the transfer of the Acquired Patents on the Closing Date as described in this Agreement, any of the Selected Patents or Additional Transferred Patents becomes subject to a terminal disclaimer, then any other Issued Patent(s) that are affected by that terminal disclaimer (i.e., the Issued Patent could not be enforced as a result of being owned by someone other than the owner of the applicable Selected Patent or Additional Transferred Patent that is subject to a terminal disclaimer) shall be an Additional Transferred Patent and shall be deemed transferred to Parent Purchaser as an Acquired Patent under this Agreement.

5.21 Reconciliation.

(a) For six (6) months after the Closing Date, either Purchaser or Seller may notify the other party of any Asset retained by Seller following the Closing Date that Purchaser or Seller believes should have been transferred to Purchaser under this Agreement as Assets necessary for the conduct of and that are primarily used or primarily held for use in the Business.  If the Parties determine in good faith that such Asset was intended to be transferred to Purchaser as Assets necessary for the conduct of and that are primarily used or primarily held for use in the Business under this Agreement, such Asset shall be assigned by Seller to Purchaser or an affiliate of Purchaser designated by Purchaser without any additional consideration, and Seller agrees to use commercially reasonable efforts during such period to promptly deliver any such Asset to Purchaser.

(b) For six (6) months after the Closing Date, Seller may notify Purchaser of any Asset transferred to Purchaser in connection with the transactions contemplated herein that Seller believes should have been retained by Seller under this Agreement as part of the Excluded Assets.  If the Parties determine in good faith that such Asset was intended to be retained by Seller as part of the Excluded Assets under this Agreement, such Asset shall be assigned by Purchaser to Seller or an affiliate of Seller designated by Seller without any additional consideration, and Purchaser agrees to use commercially reasonable efforts during such period to promptly deliver any such Asset to Seller or such affiliate, as applicable.

5.22 Touchdown/Reon and Vida Processors.

(a) Touchdown.  Following the Closing Date until the Cutover Date (as defined in the Transition Services Agreement), Seller shall not without Purchaser’s prior written consent (i) modify, amend or alter the terms of any Contract related to the Touchdown Processors or (ii) enter into any new Contracts related to the Touchdown Processors.

(b) Reon and Vida Processors.  Following the Closing Date, Seller shall not without Purchaser’s prior written consent (i) modify, amend or alter the terms of any Contract related to the Reon and Vida Processors, or (ii) enter into any new Contracts for the sale of the Reon and Vida Processors.  Notwithstanding the foregoing, for a period of two (2) years following the Closing Date, Seller shall be entitled to modify, amend or alter the terms of any existing Contract or enter into any new Contract with an existing customer, in each case, for the purpose of the manufacture, test, sales and/or support of Reon and Vida Processors after the Closing.  On or prior to the first anniversary of the Closing Date, Seller shall provide requisite “end of life” notice to all customers of the Reon and Vida Processors advising such customers that Seller will cease the manufacture and sale of the Reon and Vida Processors on or prior to the second anniversary of the Closing Date.  Beginning on the second anniversary of the Closing Date, Seller shall cease any activities for the manufacture and sale of the Reon and Vida Processors.  For the avoidance of doubt and notwithstanding the foregoing, Seller may continue to fulfill warranty obligations under Contracts related to the Reon and Vida Processors in effect as of the second anniversary of the Closing Date.

(c) Notwithstanding the foregoing Sections 5.22(a) and (b), Seller may modify, amend or alter the terms of any existing Contract or enter into any new Contract with an existing customer for the purpose of fulfilling its obligations under the Transition Services Agreement.

5.23 Actions Regarding Off-the-Shelf Software.  As soon as practicable following the Closing, Parent Purchaser shall delete and remove all copies of the Off-the-Shelf Software set forth on Schedule 2.1(c) from all Tangible Personal Property transferred to Parent Purchaser pursuant to the terms of this Agreement.  Alternately, Parent Purchaser may independently secure a license for all copies of the Off-the-Shelf Software set forth on Schedule 2.1(c) included in the Tangible Personal Property transferred to Parent Purchaser pursuant to the terms of this Agreement.

5.24 Electronic Transfer of Software Programs.  The Parties shall cooperate in using commercially reasonable efforts to effect the delivery of any Software Programs to be transferred by Seller to Parent Purchaser within or into the United States through means to minimize otherwise applicable use Taxes with respect to the delivery of any such Software Programs pursuant to the terms of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Seller and Purchaser.  The obligations of Seller and Purchaser to consummate the Acquisition are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent Seller and Parent Purchaser of the following conditions on or prior to the Closing Date:

(a) No Injunction.  No Governmental Authority of competent jurisdiction shall have issued any order, injunction or other decree or taken any other similar action, in each case, which has become final and non-appealable and which permanently prohibits the consummation of the Acquisition.

(b) No Litigation.  No Claim instituted by any Person shall have been commenced or pending against Seller or Purchaser or any of their respective Affiliates or Representatives, which Claim seeks to restrain, prevent, change or delay in any material respect the Acquisition or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

(c) Consents.  All waiting periods (and any extensions thereof) applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated; and all other consents, approvals and authorizations legally required to be obtained from any Governmental Authorities to consummate the Acquisition shall have been obtained from all such Governmental Authorities, except where the failure to obtain any such consent, approval or authorization would not reasonably be expected to result in a Material Adverse Effect.

6.2 Conditions to Obligations of Seller.  The obligations of Seller to consummate the Acquisition is subject to the fulfillment prior to or at Closing of the following conditions with respect to Purchaser, any one or more of which may be waived in writing in whole or in part by Parent Seller:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement and in any certificate delivered by Purchaser pursuant hereto shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Material Adverse Effect”, which representations and warranties as so qualified shall be true and correct in all respects) as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct in all material respects as of such certain date).

(b) Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) Purchase Price.  The Purchase Price shall have been paid by Purchaser in accordance with Section 2.5.

(d) Deliveries.  Purchaser shall have delivered to Seller the following:

(i) A certificate, dated the Closing Date, executed on behalf of Parent Purchaser by an officer of Parent Purchaser and certifying that the matters set forth in Section 6.2(a) and (b) hereof have been satisfied;

(ii) A duly executed Assignment and Assumption Agreement by Parent Purchaser;

(iii) A duly executed  Escrow Agreement by Parent Purchaser;

(iv) A duly executed  Tripartite Mutual Termination and Transfer Agreement by Parent Purchaser;

(v) A duly executed Transition Services Agreement by Parent Purchaser;

(vi) A duly executed sublease agreement by Subsidiary Purchaser for the Real Property designated on Schedule 2.3(e) as the Toronto Real Property, in the form attached hereto as Exhibit J (the “Toronto Sublease Agreement”);

(vii) A duly executed sublease agreement by Subsidiary Purchaser for the Real Property designated on Schedule 2.3(e) as the Montreal Real Property, in the form attached hereto as Exhibit K (the “Montreal Sublease Agreement”); and

(viii) Duly executed copies of each other Transaction Document to be executed and delivered by the Purchaser.

6.3 Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Acquisition is subject to the fulfillment prior to or at Closing of the following conditions with respect to Seller, any one or more of which may be waived in writing in whole or in part by Parent Purchaser:

(a) Accuracy of Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement and in any certificate delivered by Seller pursuant hereto shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Material Adverse Effect”, which representations and warranties as so qualified shall be true and correct in all respects) as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct in all material respects as of such certain date).

(b) Performance.  Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Change.  During the period from the date hereof to the Closing Date, there shall not have occurred any Material Adverse Effect.

(d) Business Employees.  As of Closing, at least ninety percent (90%) of the Business Employees that have been offered employment with Purchaser following the Closing (including each of the Key Employees) that meets the requirements of Section 5.3(c) shall have accepted employment with Purchaser on terms acceptable to Purchaser and set forth in an offer letter in the form provided by Purchaser and executed and delivered by each such Business Employee to Purchaser, and each such individual shall have also resigned from their employment with Seller and shall have executed and delivered to Purchaser a Proprietary Rights and Non-Disclosure agreement in the form provided by Purchaser.  Each such Business Employee shall remain employed by Seller immediately prior to the Closing, and shall have the legal right to work for Purchaser (or its designated Subsidiary Purchaser).  For the purposes of this Section 6.3(d), all Automatically Transferred Employees who have the legal right to work for Purchaser (or its designated Subsidiary Purchaser), and have executed and delivered to Purchaser a Proprietary Rights and Non-Disclosure agreement in the form provided by Purchaser shall be deemed to have met all the requirements listed in the foregoing sentences.  For the purposes of this Section 6.3(d), Business Employees who die or become permanently disabled prior to the Closing shall be deemed not to have received an offer of employment with Purchaser.

(e) Release and Termination of Security Interests.  The Purchased Assets shall have been released from all security interests thereon, other than the Permitted Exceptions, and Seller shall have taken reasonable steps to terminate all UCC financing statements other than with respect to Permitted Exceptions, and financing statements under applicable personal property security statutes which have been filed with respect to such security interests and evidence thereof in a form reasonably satisfactory to Purchaser has been delivered to Purchaser.

(f) Consents Obtained.  All consents and approvals set forth on Schedule 5.11(a) shall have been obtained, and a copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing.

(g) Deliveries.  Seller shall have delivered to Purchaser the following:

(i) A certificate, dated the Closing Date, executed on behalf of Parent Seller by an authorized executive officer of Parent Seller and certifying that the matters set forth in Section 6.3(a), (b) and (c) hereof have been satisfied;

(ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Parent Seller certifying, among other things, that attached or appended to such certificate: (A) is a true copy of all corporate actions taken by it, including resolutions of its board of directors or its authorized committee authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto; and (B) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Seller is a party and any certificate, document or other instrument in connection herewith;

(iii) An Escrow Agreement, substantially in the form attached hereto as Exhibit A, duly executed by Parent Seller and Escrow Agent;

(iv) An executed Assignment and Assumption Agreement by Parent Seller in the form attached hereto as Exhibit F;

(v) A duly executed License Agreement;

(vi) Certificates of good standing or the equivalent thereof (including tax good standings) from the appropriate Governmental Authorities, if reasonably available, dated as of a date not more than five (5) days prior to Closing, certifying that Parent Seller and Subsidiary Seller is in good standing in its respective jurisdiction of incorporation or organization and in each jurisdiction in which Parent Seller and Subsidiary Seller is qualified to do business as a foreign limited liability company, corporation or other relevant entity;

(vii) True, correct and complete copies of all required consents set forth on Schedule 5.11(a);

(viii) An executed bill of sale for all Tangible Personal Property owned by Seller included in the Purchased Assets, in the form attached hereto as Exhibit G (the “Bill of Sale”);

(ix) A certification of non-foreign status from Parent Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

(x) Assignments of all of Acquired Proprietary Rights, including the Patent Assignment in the form attached hereto as Exhibit H and the Trademark Assignment in the form attached hereto as Exhibit I;

(xi) Evidence of the release and/or termination of security interests referenced in Section 6.3(e) above;

(xii) A duly executed Transition Services Agreement by Parent Seller;

(xiii) A duly executed Seller Vacation Certificate;

(xiv) A duly executed Materials Inventory Certificate;

(xv) A duly executed Toronto Sublease Agreement by Parent Seller and consent to such sublease by the master landlord for the Toronto Real Property;

(xvi) A duly executed Montreal Sublease Agreement by Subsidiary Seller and consent to such sublease by the master landlord for the Montreal Real Property;

(xvii) A duly executed Tripartite Mutual Termination and Transfer Agreement by Integrated Device Technology (Shanghai) Co., Ltd. and each Business Employee located in China;

(xviii) Duly executed agreement(s) with Synopsys, Inc. providing for a license to Purchaser with respect to DDR3/2 PHY Global FoundrySRAM and DDR3/2 Protocol ControllerEDRAM on terms satisfactory to Purchaser and at no cost to Purchaser;

(xix) Written assurance, which shall not be deemed to require an executed, binding agreement, and may be provided via electronic transmission, from Synopsys, Inc. that it shall license to Purchaser the SRAMVirage Logic software on terms satisfactory to Purchaser and at no cost to Purchaser;

(xx) Written assurance, which shall not be deemed to require an executed, binding agreement, and may be provided via electronic transmission, from True Circuits, Inc. that it shall license PLL and DLL to Purchaser on terms that are substantially similar to Seller's existing terms with True Circuit, Inc. and satisfactory to Purchaser and at no cost to Purchaser;

(xxi) Written assurance, which shall not be deemed to require an executed, binding agreement, and may be provided via electronic transmission, from Tensilica Inc. satisfactory to Purchaser that Tensilica Inc. shall license Diamond Mini 108 to Purchaser at no cost to Purchaser.

(h) Boards of Directors and Subsidiary Stockholder Approval.  The Approval shall have been obtained.

ARTICLE VII

TERMINATION; EFFECT OF TERMINATION

7.1 Termination of Agreement.  This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing:

(a) By mutual written consent of Parent Seller and Parent Purchaser;

(b) By either Parent Seller or Parent Purchaser if the Closing has not occurred on or prior to October 31, 2011 and if failure of the Closing to occur is not the result of a breach of this Agreement or a willful failure to complete the closing conditions by such Party;

(c) By Parent Seller, if: (i) there has been a material breach by Purchaser of any representation or warranty contained herein, such material breach, if curable, is not cured within fifteen (15) Business Days after receipt by Purchaser of written notice thereof from Parent Seller and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied; (ii) Purchaser has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within fifteen (15) Business Days after written notice thereof from Parent Seller, and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied; or (iii) any condition to Seller’s obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Seller;

(d) By Parent Purchaser, if: (i) there has been a material breach by Seller of any representation or warranty contained herein, such material breach, if curable, is not cured within fifteen (15) Business Days after receipt by Seller of written notice thereof from Parent Purchaser and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section  6.1 and Section 6.3 to be satisfied; (ii) Seller has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within fifteen (15) Business Days after written notice thereof from Parent Purchaser and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section  6.1 and Section 6.3 to be satisfied; or (iii) any condition to Purchaser’s obligations hereunder becomes incapable of fulfillment through no fault of Purchaser and is not waived by Purchaser; or

(e) By Parent Purchaser, on the one hand, or Parent Seller, on the other hand, if there shall be any Law that makes consummation of the Acquisition illegal or otherwise prohibited, or if any Order enjoining Purchaser, on the one hand, or Seller, on the other hand, from consummating the Acquisition is entered and such Order shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this provision shall have used all reasonable efforts to remove or vacate such Order.

7.2 Effect of Termination; Right to Proceed.  In the event of the termination or abandonment of this Agreement and the Acquisition by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Acquisition is made, and there shall be no liability or obligation thereafter on the part of Purchaser or Seller except (A) for fraud and (B) for willful misconduct prior to such termination or abandonment of the Acquisition; provided, however, that the provisions of Sections 5.7, 5.8, 5.9 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations and Warranties.  Notwithstanding any right of Purchaser to fully investigate the Business, the Purchased Assets, the Assumed Liabilities, the Licensed IP and the Licensed Technology and any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing.  All of the representations and warranties made by Seller and Purchaser in this Agreement, or listed or disclosed on any Schedule hereto or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall expire on the date which is the twenty-four (24) month anniversary of the Closing Date; provided, however, that the representations or warranties of Seller contained in Section 3.13(b) and in any certificate delivered by Seller regarding any matter set forth in such section pursuant to this Agreement (the “Liabilities Representation”) shall survive until the expiration of the applicable statute of limitations.

8.2 Indemnification by Seller.

(a) Subject to the limitations set forth in Section 8.1 and Section 8.5, from and after the Closing, Seller shall indemnify, defend, save and hold Purchaser and its Representatives (collectively, “Purchaser Indemnitees”) harmless from and against all demands, claims, actions or causes of action, losses, damages, diminution in value, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing; collectively, “Damages”) suffered or incurred by any Purchaser Indemnitee, directly or indirectly, in connection with or arising out of the following:

(i) Seller’s breach of, or any inaccuracy in, any representation or warranty contained in this Agreement or in any certificate delivered by Seller pursuant to this Agreement;

(ii) Seller’s breach or nonfulfillment of any covenant or agreement made by Seller in this Agreement;

(iii) the Retained Liabilities;

(iv) the failure of the Parties to comply with any bulk sales (including Section 6 of the Retail Sales Act (Ontario) and any other similar legislation of another province, as applicable) or fraudulent transfer laws that may be applicable to the Acquisition; or

(v) any and all actions, suits, proceedings, demands, judgments, damages, awards, costs and expenses (including reasonable legal fees, as well as reasonable third-party fees and expenses) incurred in connection with the enforcement of the rights of any such Purchaser Indemnitee with respect to clauses (i) through (iv) above.

Notwithstanding anything in this Agreement to the contrary, for the purposes of Article VIII, the representations and warranties of Seller in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made with such materiality or Material Adverse Effect qualifiers for purposes of determining whether a breach of any such representation or warranty has occurred, but shall be deemed disregarded for purposes of determining the amount of any related indemnifiable Damages.

8.3 Indemnification by Purchaser.

(a) Subject to the limitations set forth in Section 8.1 and Section 8.5, Purchaser shall indemnify, defend, save and hold Seller and its Representatives (collectively, “Seller Indemnitees”) harmless from and against all Damages suffered or incurred by any Seller Indemnitees, directly or indirectly, in connection with or arising out of the following:

(i) Purchaser’s breach of, or any inaccuracy in, any representation or warranty contained in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement;

(ii) Purchaser’s breach or nonfulfillment of any covenant or agreement made by Purchaser in this Agreement;

(iii) the Assumed Liabilities; or

(iv) any and all actions, suits, proceedings, demands, judgments, damages, awards, costs and expenses (including reasonable legal fees, as well as reasonable third-party fees and expenses) incurred in connection with the enforcement of the rights of any such Seller Indemnitee with respect to clauses (i) through (iii) above.

Notwithstanding anything in this Agreement to the contrary, for the purposes of Article VIII, the representations and warranties of Purchaser in this Agreement that are qualified by materiality shall be deemed to be made with such materiality qualifiers for purposes of determining whether a breach of any such representation or warranty has occurred, but shall be deemed disregarded for purposes of determining the amount of any related indemnifiable Damages.

8.4 Notice of Claims.  If (a) any Purchaser Indemnitee or Seller Indemnitee (an “Indemnified Party”) has suffered or incurred or reasonably believes it will suffer or incur any Damages for which it is entitled to indemnification under this Article VIII, (b) any Claim is instituted against a third party with respect to which any Indemnified Party intends to claim any Damages or (c) any Indemnified Party receives written notice of any Claim that has been brought or asserted by a third party against such Indemnified Party and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing (the “Notice of Claim”).  The Notice of Claim delivered pursuant to this Section 8.4 shall describe the Damages and/or Claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Party.  The failure of an Indemnified Party to give any notice required by this Section 8.4 shall not affect any of such Party’s rights under this Article VIII or otherwise except and to the extent that such failure is materially prejudicial to the rights or obligations of the Indemnifying Party.

8.5 Limitation of Claims.

(a) No claim for the recovery of Damages by any Indemnified Party pursuant to Sections 8.2(a)(i) or 8.3(a)(i) (or 8.2(a)(v) or 8.3(a)(iv) to the extent incurred in connection with the enforcement of the rights of such Indemnified Party with respect to Section 8.2(a)(i) or 8.3(a)(i), as applicable), may be asserted by such Indemnified Party after the expiration of the applicable survival period set forth in Section 8.1; provided, however that claims for the recovery of Damages by such Indemnified Party pursuant to Sections 8.2(a)(ii) through 8.2(a)(iv), inclusive (or Section 8.2(a)(v) to the extent incurred in connection with the enforcement of the rights of such Indemnified Party with respect to Sections 8.2(a)(ii) through 8.2(a)(iv) inclusive), or Sections 8.3(a)(ii) or (iii) (or Section 8.3(a)(iv) to the extent incurred in connection with the enforcement of the rights of such Indemnified Party with respect to Sections 8.3(a)(ii) or (iii)) may be asserted by such Indemnified Party until the expiration of the applicable statute of limitations; provided, further, that claims first asserted in writing in a Notice of Claim delivered to an Indemnifying Party prior to the expiration of the applicable survival period shall survive until such claim is fully and finally resolved.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, any Indemnified Party under Article VIII may seek to recover Damages arising out of any fraud or willful misconduct by or on behalf of Seller or Purchaser, as applicable, until the expiration of the applicable statute of limitations.  For the purposes of this Article VIII, there shall be deemed “willful misconduct” by a Party only if such Party had actual knowledge at the time of taking an action or omitting to take an action and that such action or omission constituted a breach of such Party’s covenants or agreements under this Agreement.

(b) The Liability of Seller for indemnifiable Damages pursuant to this Article VIII shall not be payable unless and until the aggregate amount of Damages suffered or incurred by Purchaser Indemnitees exceeds $300,000; thereafter, Purchaser Indemnitee shall be entitled to seek compensation for all Damages, and Seller shall be responsible for the payment of all Damages, without regard to such $300,000 limitation set forth in this Section 8.5(b); provided, that the limitation set forth in this Section 8.5(b) shall not apply to any Damages arising from (i) any fraud or willful misconduct by or on behalf of Seller, (ii) any inaccuracies in the Seller Vacation Certificate or the Seller Materials Inventory Certificate, (iii) Seller’s indemnification obligations pursuant to Sections 8.2(a)(iii) or 8.2(a)(iv), or (iv) Section 8.2(a)(v) to the extent incurred in connection with the enforcement of the rights of such Indemnified Party with respect to Sections 8.2(a)(iii) or 8.2(a)(iv).

(c) The Liability of Seller for indemnifiable Damages pursuant to this Article VIII shall in no event exceed the Indemnification Escrow Amount; provided, that the liability of Seller for indemnifable Damages pursuant to Section 8.2(a)(iii) or 8.2(a)(iv) (and Section 8.2(a)(v) to the extent incurred in connection with the enforcement of the rights of any Indemnified Party with respect to Section 8.2(a)(iii) or 8.2(a)(iv)) shall not be subject to any such limitations.  Indemnifable Damages pursuant to Section 8.2(a)(i) (and Section 8.2(a)(v) to the extent incurred in connection with the enforcement of the rights of any Indemnified Party with respect to Section 8.2(a)(i)) shall only be recoverable from the Indemnification Escrow Fund; provided, however, indemnifable Damages pursuant to (A) Section 8.2(a)(i) and Section 8.2(a)(v), in each case, arising from a breach of or inaccuracy in the Liabilities Representation and (B) Sections 8.2(a)(ii) (and Section 8.2(a)(v) to the extent incurred in connection with the enforcement of the rights of any Indemnified Party with respect to Sections 8.2(a)(ii)) shall initially only be recoverable from the Indemnification Escrow Fund during the Escrow Period in accordance with the terms of this Agreement and the Escrow Agreement, and only after the end of the Escrow Period shall any Purchaser Indemnitee have any recourse against Seller for such Damages, subject to the limitations set forth above.  Indemnifiable Damages pursuant to Section 8.2(a)(iii) or 8.2(a)(iv) or Section 8.2(a)(v) to the extent incurred in connection with the enforcement of the rights of any Indemnified Party with respect to Section 8.2(a)(iii) or 8.2(a)(iv) shall initially only be recoverable from the Indemnification Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement, and only after the earlier of the end of the Escrow Period and claims made for recovery of Damages in excess of the funds remaining in the Indemnification Escrow Fund shall any Purchaser Indemnitee have any recourse against Seller directly for such Damages, subject to the limitations set forth above, provided that any recovery of Damages shall first be recovered from the Indemnification Escrow Fund until it is fully depleted.

(d) The Liability of Purchaser for indemnifiable Damages pursuant to this Article VIII shall not be payable unless and until the aggregate amount of Damages suffered or incurred by Seller Indemnitees exceeds $300,000; thereafter, Seller Indemnitee shall be entitled to seek compensation for all Damages, and Purchaser shall be responsible for the payment of all Damages, without regard to such $300,000 limitation set forth in this Section 8.5(d); provided, that the limitation set forth in this Section 8.5(d) shall not apply to any Damages arising from (i) any fraud or willful misconduct by or on behalf of Purchaser or (ii) Purchaser’s indemnification obligations pursuant to Section 8.3(a)(iii) (or Section 8.3(a)(iv) to the extent incurred in connection with the enforcement of the rights of any Indemnified Party with respect to Section 8.3(a)(iii)).

(e) The liability of Purchaser for indemnifiable Damages pursuant to this Article VIII shall in no event exceed the Indemnification Escrow Amount; provided, that the liability of Purchaser for indemnifable Damages pursuant to 8.3(a)(iii) (or Section 8.3(a)(iv) to the extent incurred in connection with the enforcement of the rights of any Indemnified Party with respect to Section 8.3(a)(iii)) shall not be subject to any such limitations.

(f) The amount of any Damage subject to indemnification under this Article VIII shall be calculated net of any insurance proceeds actually received by an Indemnified Party in connection with such Damages.  If an Indemnified Party receives insurance proceeds on account of such Damage after an indemnification payment is made to it, such Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the amount of such insurance proceeds at such time or times as and to the extent that such insurance proceeds are received by such Indemnified Party.

8.6 Indemnification Escrow.

(a) At Closing, Purchaser will deposit, in accordance with Section 2.5(b),  Six Million Dollars ($6,000,000.00) of the Purchase Price (the “Indemnification Escrow Amount”) with the Escrow Agent as security for the indemnification obligations of Seller under Section 8.2 hereof.  The Indemnification Escrow Amount shall be held by the Escrow Agent in accordance with the terms and conditions set forth herein and in the Escrow Agreement (the “Indemnification Escrow Fund”).  All costs and expenses of the Indemnification Escrow Fund shall be split equally by Seller and Purchaser.  Any portion of the Indemnification Escrow Amount not previously released by the Escrow Agent to Purchaser as a result of an indemnification claim by Purchaser Indemnitee shall be released to Seller or its designees on the Escrow Release Date; provided, however, that a portion of the Indemnification Escrow Fund, which, in the good faith, reasonable judgment of Purchaser, is necessary to satisfy any pending but unresolved or unsatisfied claims specified in any Notice of Claim theretofore delivered to Seller pursuant to Section 8.4 prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall be retained by the Escrow Agent until such claims have been resolved.

(b) Any portion of the Indemnification Escrow Amount accordingly retained on or after the Escrow Release Date shall be released to Seller or Purchaser (as appropriate) by the Escrow Agent promptly upon resolution of each specific claim involved.

8.7 Objections to Claims.

(a) For a period of twenty (20) Business Days from and after delivery of any Notice of Claim to Seller, Escrow Agent shall take no action regarding the Indemnification Escrow Amount hereof unless Escrow Agent shall have received written authorization from Seller to release such portion of the Indemnification Escrow Amount to the Purchaser Indemnitee.  After the expiration of such twenty (20) Business Day period, Escrow Agent shall release the portion of the Indemnification Escrow Amount to the Purchaser Indemnitee in accordance with Section 8.6 hereof and Seller shall no longer have any right in, or be entitled to receive, such portion of the Indemnification Escrow Amount, provided that no such release may be made if Seller shall object in a written statement to the claim made in the Notice of Claim, and such statement shall have been delivered to the Escrow Agent and Purchaser prior to the expiration of such twenty (20) Business Day period.

(b) In case Seller shall so object in writing to any claim or claims by Purchaser made in any Notice of Claim, Purchaser Indemnitee shall have twenty (20) Business Days following the receipt of such written objection to respond in a written statement to the objection of Seller.  If after such twenty (20) Business Day period there remains a dispute as to any claims, Parent Seller and Parent Purchaser shall attempt in good faith for thirty (30) Business Days to agree upon the rights of the respective parties with respect to each of such claims.  If Parent Seller and Parent Purchaser should so agree, a memorandum setting forth such agreement shall be prepared by Parent Purchaser and signed by Parent Purchaser and Parent Seller.  The Escrow Agent shall be entitled to rely on any such memorandum and shall retain or release the cash from the Indemnification Escrow Fund in accordance with the terms thereof.

(c) In the event of a Notice of Claim to Purchaser, Purchaser shall have twenty (20) Business Days from and after delivery of such Notice of Claim to Purchaser to respond in a written statement to the claim made in the Notice of Claim and deliver such written response to Parent Seller.  Parent Seller shall have twenty (20) Business Days following the receipt of such written objection to respond in a written statement to the objection of Purchaser.  If after such twenty (20) Business Day period there remains a dispute as to any claims, Parent Seller and Parent Purchaser shall attempt in good faith for thirty (30) Business Days to agree upon the rights of the respective parties with respect to each of such claims.  If Parent Seller and Parent Purchaser should so agree, a memorandum setting forth such agreement shall be prepared by Parent Purchaser and signed by Parent Purchaser and Parent Seller.

8.8 Resolution of Conflicts.  If no agreement can be reached after good faith negotiation between the Parties pursuant to Section 8.7, Purchaser or Seller may initiate formal legal action with the applicable court in the State of California to resolve such dispute.  The decision of the court as to the validity and amount of any claim in such Notice of Claim shall be binding and conclusive upon the Parties, and notwithstanding anything in Article VIII hereof, the Parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to rely on any such decision and shall release the cash from the Indemnification Escrow Fund in accordance with the terms thereof.

8.9 Third-Party Claims.

(a) In the event an Indemnified Party becomes aware of a Third-Party Claim, such Indemnified Party shall provide notice to the Indemnifying Party of such claim in writing with reasonable promptness and reasonable particularity in light of the circumstances then existing.  The notice provided shall describe the Third-Party Claim in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the third party.  The failure to give any notice required by this Section 8.9 shall not affect any of Purchaser’s rights under this Article VIII or otherwise except and to the extent that such failure is materially prejudicial to the rights or obligations of Seller.  Subject to Section 8.9(d), the Indemnifying Party shall have thirty (30) days after receipt of such notice to elect, at its option, to assume the defense of any such Third-Party Claim in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnifying Party in connection with defending such Third-Party Claim shall be payable by such Indemnifying Party; and (ii) the Indemnified Party shall cooperate as reasonably requested by the Indemnifying Party in the defense of such Third-Party Claim (at the expense of the Indemnifying Party).

(b) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) to which the Indemnifying Party is obligated to furnish indemnification pursuant to this Agreement; provided that the consent of the Indemnified Party shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include, as an unconditional term thereof, the giving to the Indemnified Parties by the third party of a release of the Indemnified Parties from all Liability in respect of such Third-Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnified Parties (or any Affiliate thereof) or (B) any violation of the rights of any Person, (iii) there is no effect on any other action or claims of a similar nature that may be made against the Indemnified Parties (or any Affiliate thereof), (iv) the sole form of relief is monetary damages which are paid in full by the Indemnifying Party and (v) the Third-Party Claim is not related to, either directly or indirectly, the Acquired Proprietary Rights or the Acquired Technology.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle, admit liability or otherwise dispose of any such Third-Party Claim without prior written consent; provided that, in such event, it shall waive any right to indemnity therefor by the Indemnifying Party for such Claim unless the Indemnifying Party shall have consented to such payment or settlement, admission of liability or disposition of any such Third-Party Claim (such consent not to be unreasonably withheld or delayed).

(c) In the event that (i) an Indemnified Party gives Notice of Claim to the Indemnifying Party and the Indemnifying Party fails or elects not to assume the defense of a Third-Party Claim which the Indemnifying Party had the right to assume under this Section 8.9, (ii) the Indemnifying Party is not entitled to assume the defense of such Third-Party Claim pursuant to this Section 8.9 or (iii) the Indemnified Party and the Indemnifying Party are both named parties to the proceedings and the Indemnified Party reasonably concludes that the representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between the Indemnifying Party and the Indemnified Party, the Indemnified Party shall have the right, with counsel of its choice, to defend, conduct and control the defense of such Third-Party Claim.  The Indemnifying Party will provide reasonable cooperation in the defense of such Third-Party Claim.  The Indemnified Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnified Party without the consent of the Indemnifying Party shall not be determinative of the validity of the claim, except with the consent of the Indemnified Party (not to be unreasonably withheld or delayed).  If the Indemnifying Party does not elect to assume a defense of such Third-Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(d) Notwithstanding anything to the contrary contained herein, the Indemnifying Party will not be entitled to assume (or in the case of Section 8.9(d)(iv), to continue to be entitled to assume) the defense of such Third-Party Claim if:

(i) the Third-Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii) the Third-Party Claim would reasonably be expected to give rise to Damages which are more than the amount indemnifiable by the Indemnifying Party pursuant to this Article 8; or

(iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim.

(e) Notwithstanding anything to the contrary contained herein, Seller will not be entitled to assume the defense of any Third-Party Claim related to, either directly or indirectly, the Acquired Proprietary Rights or the Acquired Technology.

8.10 Survival of Indemnification Claims.  The indemnification obligations set forth in this Article VIII shall survive the Closing as provided herein.

8.11 Tax Effect of Indemnification Payments.  All indemnity payments made by Seller to Purchaser Indemnitees pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

8.12 Effect of Investigation.  The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Seller or Purchaser contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at anytime, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of Seller or Purchaser to consummate the Acquisition, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

8.13 Remedies.  Following the Closing, this Article VIII shall provide the sole and exclusive remedy of an Indemnified Party for any Damages arising under the matters set forth in Sections 8.2 or 8.3 as applicable (and as so limited herein); provided, however, that this Section 8.13 shall not apply in the case of fraud or willful misconduct; provided, further, that nothing in this Section 8.13 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies that do not involve payment or other monetary compensation from the Indemnifying Party to the Indemnified Party with respect to the covenants and agreements in this Agreement that are to be performed at or after the Closing.

ARTICLE IX

GENERAL

9.1 Notices.  All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service (providing written proof of delivery), (c) when sent by facsimile (with confirmation of receipt), or (d) three Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

(a) If to Purchaser:

QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, California 92121
Attention:  General Counsel
Fax: (858) 658-2503
With a simultaneous copy to:

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California  92121
Attention:  David R. Young
Fax: (858) 638-5121
Tel: (858) 638-6821

(b) If to Seller:

Integrated Device Technology, Inc.
6024 Silver Creek Valley Road
San Jose, CA 95138
Attention:  General Counsel
Fax: (408) 284-2775

With a simultaneous copy to:

Latham & Watkins LLP
140 Scott Dr.
Menlo Park, CA 94025
Attention:  Mark V. Roeder
Telephone:  (650) 328-4600
Fax: (650) 463-2600

9.2 Severability; Parties in Interest.  If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.  Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.3 Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties except that Purchaser shall be permitted to assign its rights, interests and obligations to an Affiliate of Purchaser without obtaining any consent from the other Parties (provided however, without the prior written consent of Seller, Purchaser shall not make any such assignment if such assignment would reasonably be expected to have adverse tax consequences to Seller or a Seller Affiliate).  Any purported assignment, unless so consented to or permitted as provided herein, shall be void and without effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

9.4 Incorporation of Exhibits.  All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

9.5 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF CALIFORNIA.  COURTS WITHIN THE STATE OF CALIFORNIA WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY.  THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

9.6 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.7 Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.8 Counterparts; Facsimiles.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.9 Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto) and the Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

9.10 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by all of the Parties.  The provisions hereof may be waived only in writing signed by all of the Parties.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

9.11 Specific Performance; Preservation of Remedies.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.  Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

9.12 Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, out-of-pocket expenses and court costs incurred in connection with such action, including any appeal therefrom.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Asset Purchase Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

QUALCOMM INCORPORATED By: /s/ WILLIAM E. KEITEL Name: William E. Keitel Title: Executive Vice President and Chief Financial Officer
QUALCOMM CANADA INC. By: /s/ WILLIAM E. KEITEL Name: William E. Keitel Title: Vice President and Chief Financial Officer

     [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Asset Purchase Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

INTEGRATED DEVICE TECHNOLOGY, INC. By: /s/ THEODORE L. TEWKSBURY III Name: Theodore L. Tewksbury III Title: President and Chief Executive Officer
IDT CANADA INC. By: /s/ THEODORE L. TEWKSBURY III Name: Theodore L. Tewksbury III Title: President

     [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

FORM OF ESCROW AGREEMENT

EXHIBIT B

FORM OF LICENSE AGREEMENT

EXHIBIT C

RETAINED RIGHTS

EXHIBIT D

FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT E

FORM OF TRIPARTITE MUTUAL TERMINATION AND TRANSFER AGREEMENT

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT G

FORM OF BILL OF SALE

EXHIBIT H

FORM OF PATENT ASSIGNMENT

EXHIBIT I

FORM OF TRADEMARK ASSIGNMENT

EXHIBIT J

FORM OF TORONTO SUBLEASE AGREEMENT

EXHIBIT K

FORM OF MONTREAL SUBLEASE AGREEMENT